Exhibit 10.18

LEASE AGREEMENT

between

Northgate Office, LLC,

a Delaware Limited Liability Company

as Landlord

and

Direct Vet Marketing, Inc.

a Delaware Corporation

as Tenant

TABLE OF CONTENTS

	TABLE OF CONTENTS	1
1.	BASIC LEASE PROVISIONS AND DEFINITIONS	1
2.	PREMISES	5
3.	RENT PAYMENT	5
4.	LANDLORD’S WORK; TENANT IMPROVEMENTS; TENANT’S ACCEPTANCE OF PREMISES	6
5.	OPERATION AND USE OF PREMISES	7
6.	COMMON AREA	9
7.	MAINTENANCE OBLIGATIONS	9
8.	OPERATING EXPENSES AND REAL ESTATE TAXES	10
9.	REPAIRS-ALTERATIONS	12
10.	UTILITIES AND OTHER SERVICES	13
11.	LANDLORD’S ACCESS	13
12.	INDEMNITY AND NON-LIABILITY	14
13.	INSURANCE	15
14.	ASSIGNMENT AND SUBLETTING	17
15.	DAMAGE OR DESTRUCTION	19
16.	EMINENT DOMAIN	20
17.	MORTGAGEE PROTECTION	21
18.	LANDLORD’S OPTION TO RELOCATE TENANT’S PREMISES	22
19.	SIGNAGE	22
20.	ENVIRONMENTAL COMPLIANCE	22
21.	DEFAULT	25
22.	SURRENDER OF POSSESSION	30
23.	NOTICES	31
24.	OCCUPANCY	32
25.	JOINT AND SEVERAL LIABILITY	32
26.	QUIET ENJOYMENT	32
27.	BROKERAGE FEES	32
28.	GENERAL	33

Exhibit	Cite
A - Additional Terms and Conditions	Section 28.18
B - Complex Legal Description	Section 1.4
C - Premises and Building Site Plan	Section 1.5
D - Pharmacy Work Letter	Section 4
E - Rules and Regulations	Section 5.4
F - Operating Expense Exclusions	Section 8
G - Commencement Date Memorandum	Section 1.17
H - Letter of Credit	Exhibit “A”, Section 4
I - 503B Work Letter	Section 4

LEASE AGREEMENT

DATE:	June 22, 2018

PARTIES:	NORTHGATE OFFICE, LLC, a Delaware Limited Liability Company “Landlord”

DIRECT VET MARKETING, INC. a Delaware Corporation “Tenant”

AGREEMENT:

In consideration of the following terms and conditions, the parties agree as follows:

1. BASIC LEASE PROVISIONS AND DEFINITIONS.

1.1 Street Address of Premises: 20401 N. 29th Ave., Suite 100, Phoenix, Arizona 85027.

1.2 Landlord’s Notice Address: c/o ViaWest Properties, LLC, 2390 E. Camelback Road, Suite 305, Phoenix, AZ 85016.

1.3 Tenant’s Notice Address: C/O Direct Vet Marketing, Inc., 7 Custom House St. Portland, Maine 04101.

1.4 Complex: That certain single building, and the surrounding land and common area, commonly known as Northgate Corporate Center, shown on Exhibit “C” and legally described on Exhibit “B”, attached. Landlord shall have the right from time to time to add land and buildings to the Complex, provided that such addition does not materially increase the amount of Operating Expenses for which Tenant is liable.

1.5 Premises: Approximately 100,222 rentable square feet (“RSF”) of space, as shown on Exhibit “C”, attached, together with all appurtenances thereto. The exact RSF of the Premises will be measured by Tenant’s architect, Ware Malcomb, and the Lease amended accordingly once said measurements have been agreed upon but, in no event will the size of the Premises be less than 100,000 RSF. The Premises is located within a single story building addressed as 20401 N. 29th Ave., Phoenix, Arizona 85027 in the Complex (the “Building”) (although, in the future, the Premises may be comprised of two (2) separate mailing addresses). For purposes of clarity as relating to some of the terms and conditions set forth herein, the Premises are sometimes referred to as three (3) separate spaces, as follows: the “503B Space”; the “NCO Space”; and, the “Initial Pharmacy Space”. The

NCO Space and the Initial Pharmacy Space are hereafter collectively referred to as the “Pharmacy Space”. The NCO Space, the Initial Pharmacy Space and the Pharmacy Space are sometimes hereafter collectively referred to as the “Spaces.” Landlord will be advised by Tenant as to the rentable square footage of each Space prior to the Commencement Date, which square footages will be used (among other uses) in connection with Exhibit “D”, Pharmacy Tenant Work Letter and Exhibit “I”, 503B Tenant Work Letter. However, until such time as the right of termination as to the 503B Space, as set forth in Section 6 of Exhibit “A”, has expired or been waived in writing by Tenant, the 503B Space will in no event exceed 25,000 RSF. For the purposes of calculating leasing commissions and the Improvement Allowances (as said term is defined in Exhibits “D” and “I”), the initial 503B Space shall be deemed to contain the lesser of its actual rentable square footage or 25,000 RSF.

1.6 Lease Term: One hundred fifty-nine (159) full calendar months from the last to occur of the 503B Commencement Date (as said term is defined in Section 1.17 below) and the Pharmacy Commencement Date (as said term is defined in Section 1.17 below), plus (if applicable) that portion of any calendar month from the last to occur of the 503B Commencement Date and the Pharmacy Commencement Date to the last day of the calendar month in which said Commencement Date occurs. The Annual Base Rent for any period between the end of the Abated Rent Period (as said term is defined in Paragraph 1 of Exhibit “A”) of the first to occur of the 503B Commencement Date and the Pharmacy Commencement Date will be billed to, and paid for by, Tenant at the rate of $15.75/RSF/year.

1.7 Pro Rata Share: A fraction, the numerator of which is the number of rentable square feet in the Premises and the denominator of which is the number of rentable square feet in the Complex which, as of the date of this Lease, is agreed to be 138,540 rentable square feet. Tenant’s pro rata share at the time of Lease execution is 72.18% of the Complex.

1.8 Operating Expenses: Defined in Section 8.

1.9 Real Estate Taxes: Defined in Section 8.

1.10 Lease Year: The twelve (12) full calendar month period commencing on the Commencement Date and each anniversary thereof, unless the Commencement Date does not fall on the first day of a month in which event the first Lease Year shall commence on the first day of the month immediately following the month in which the Commencement Date occurs. Each subsequent Lease Year shall commence on the anniversary of the first Lease Year. The first Lease Year shall include any initial partial calendar month but, notwithstanding any language hereinabove to the contrary, not the Added Term.

1.11 Annual Base Rent: Subject to the Abated Rent set forth in Paragraph 1 of Exhibit “A”, the Annual Base Rent shall be as follows:”

Months	Annual Base Rent*
01 – 27	$15.75/RSF
28 – 39	$16.14/RSF
40 – 51	$16.54/RSF

52 – 63	$16.95/RSF
64 – 75	$17.37/RSF
76 – 87	$17.80/RSF
88 – 99	$18.25/RSF
100 – 111	$18.71/RSF
112 – 123	$19.18/RSF
124 – 135	$19.66/RSF
136 – 147	$20.15/RSF
148 – 159	$20.65/RSF

*	plus applicable sales and transaction privilege taxes

1.12 Monthly Installment: Subject to the Abated Rent set forth in Paragraph 1 of Exhibit “A”, the Monthly Installment shall be as follows:”

Months	Monthly Installment
01 – 27	$131,541.38
28 – 39	$134,798.59
40 – 51	$138,139.32
52 – 63	$141,563.58
64 – 75	$145,071.35
76 – 87	$148,662.63
88 – 99	$152,420.96
100 – 111	$156,262.80
112 – 123	$160,188.16
124 – 135	$164,197.04
136 – 147	$168,289.44
148 – 159	$172,465.36

*	plus applicable sales and transaction privilege taxes

1.13 Additional Rent: All additional payment obligations of Tenant, including but not limited to Operating Expenses, Real Estate Taxes and any other charges or fees and any cost incurred by Landlord on behalf of Tenant as provided in this Lease.

1.14 Security Deposit: $177,466.86, to be paid upon execution of this Lease by Tenant.

1.15 Common Area: Defined in Section 6.

1.16 Delivery Dates: Landlord will deliver possession of the 503B Space and the Initial Pharmacy Space to Tenant on the day following Landlord’s delivery to Tenant of this fully executed Lease (the “Vacancy Delivery Date”). The NCO Space is currently under lease to NCO Financial Systems, Inc., a Pennsylvania corporation (“NCO”) through December 31, 2018. Landlord will deliver the NCO Space to Tenant as soon as it is legally able to do so, which date is hereafter referred to as the “NCO Delivery Date”. If by December 31, 2018 NCO has not vacated the space that it leases in the Building, then Landlord agrees to take such actions as it deems reasonable and necessary in order to effectuate its repossession thereof. If NCO has not vacated the space that it leases in the Building within ten (10) business days after December 31, 2018, then Tenant will be entitled to a day-for-day abatement of Base Rent as to the NCO Space for each day thereafter until the NCO Delivery Date. As of each applicable Delivery Date, Tenant will have the right, subject to the terms and conditions of this Lease (including the obligation to obtain and keep in force the insurance coverages required of Tenant pursuant to Section 13 of the Lease, and the obligation to pay for the utilities and janitorial services that it uses, but excluding any obligation on the part of Tenant to pay Base Rent, Operating Expenses or Real Estate Taxes) to take possession of the applicable Space.

1.17 Commencement Date: The Commencement Date of the Lease will be the last to occur of the 503B Commencement Date and the Pharmacy Commencement Date, as said terms are defined below in this Section 1.17. Subject to the right of termination as to the 503B Space set forth in Section 6 of Exhibit “A”, the “503B Commencement Date” will be deemed to have occurred upon the earlier of: a) the day immediately after expiration of the Early Occupancy Period (as said term is defined in Section 5 of Exhibit “A”), b) the date Tenant commences full scale business operations within the 503B Space, having received all of the Approvals; and, c) the date Tenant advises Landlord, in writing, of its waiver of the right to terminate the portion of this Lease applicable to the 503B Space, as said right of termination is set forth in Section 6 of Exhibit “A”. The “Pharmacy Commencement Date” will be deemed to have occurred upon the earlier of: a) two hundred twenty-five (225) days after the Delivery Date of the NCO Space; and, b) the date Tenant commences full scale business operations within the Pharmacy Space. Landlord acknowledges that Tenant will not be deemed to have commenced full scale business operations within the Pharmacy Space as a result of the use thereof by up to fifty-five (55) employees of Tenant working in its call center. However, if more than fifty-five (55) employees of Tenant are working in any portion of the Pharmacy Space, but Tenant is not then utilizing at least seventy-five percent (75%) of the Pharmacy space for the conduct of its business, then Tenant will pay Annual Base Rent for that portion of the Premises that is occupied by said employees at the rate of $15.75/RSF/year. Upon determination, Tenant shall, upon Landlord’s request, execute and deliver a written statement specifying the Commencement Date, Expiration Date and other pertinent dates of the Term as in the form that is attached hereto as Exhibit “G” and is by this reference incorporated herein.

1.18 Expiration Date: The last day of the one hundred fifty-ninth (159th) full calendar month following the Commencement Date, unless sooner terminated as otherwise provided in this Lease.

1.19 Permitted Use: General office, light manufacturing/distribution, pharmaceutical compounding, R&D/lab and warehouse use associated with a veterinary supply and pharmaceutical company, with parking not to exceed 4.5 parking spaces per 1,000 RSF of the Premises (which calculates to four hundred fifty (450) parking spaces), and for no other purpose. Subject to the terms and conditions of this Lease, Tenant will have access to the Premises 24 hours per day, 7 days per week. Landlord acknowledges and accepts that the 503B Space is operated as veterinary compounding pharmacy (“Pharmacy”) and FDA 503B outsourcing facility (“503B Facility”).

2. PREMISES.

Subject to the terms and conditions herein contained, Landlord hereby leases the Premises to Tenant, and Tenant hereby accepts and leases the Premises from Landlord for the Term, unless sooner terminated pursuant to any provision hereinafter set forth. Landlord and Tenant agree that the number of rentable square feet described in Section 1.5 has been confirmed and conclusively agreed upon by the parties.

3. RENT PAYMENT.

3.1 Amount and Manner. Beginning on the Commencement Date (but subject to the Abated Rent set forth in Paragraph 1 of Exhibit “A”), Tenant shall pay to Landlord Annual Base Rent in advance in equal Monthly Installments, without setoff or demand except as may be allowed by the terms of this Lease, on or before the first day of each calendar month during the Term of this Lease. Monthly Installments for any fractional month at the commencement or expiration of the Term shall be prorated based upon a thirty (30) day month. Monthly Installments of Annual Base Rent, Operating Expenses and Real Estate Taxes (collectively, “Rent”) shall be payable by Tenant to Landlord at the address set forth in Section 1.2, above, or at such other place as Landlord shall hereinafter designate in writing from time-to-time with prior notification delivered to Tenant, together with any sales, use or transaction privilege taxes legally levied or imposed thereon. The Monthly Installment of Annual Base Rent, Operating Expenses and Real Estate Taxes due from Tenant for the sixteenth (16th) full calendar month following the Commencement Date will be delivered to Landlord together with its delivery of this executed Lease.

Tenant shall also pay to Landlord, in addition to and along with the Rent otherwise payable hereunder, a sum equal to the aggregate of any municipal, city, county, state or federal excise, sales, use or transaction privilege taxes legally levied or imposed, or hereafter legally levied or imposed, during the Term hereof or any extension or renewal hereof, against or on account of the amounts payable hereunder or the receipts thereof by Landlord (except state, federal or any other income taxes imposed or levied against Landlord), which shall be paid monthly together with the installments of Rent due from Tenant as hereinabove or hereafter provided.

3.2 Late Fees. If any Rent is not received by Landlord on or before the fifth (5th) day of the applicable calendar month, Tenant agrees to pay Landlord an additional sum equal to five percent (5%) of the total amount overdue. Said charge is intended to defray Landlord’s interest and administrative expenses, and Tenant acknowledges that such charge represents a fair and reasonable estimate of such expenses, and shall be due and payable for each full or partial calendar month that any Rent remains unpaid. Further, Landlord shall be entitled to charge a fee of $50.00, to cover its administrative expense, each time a check from Tenant is returned by a bank for insufficient funds.

3.3. Interest. In addition to the late charges referred to above, which are intended to defray Landlord’s costs resulting from late payments, any late payment of Rent shall, at Landlord’s option, bear interest from the due date of any such payment to the date same is paid at a rate equal to twelve percent (12%) per annum. Acceptance of any late charge and/or interest shall not constitute a waiver of Tenant’s default with respect to the overdue sum or prevent Landlord from exercising any of its other rights and remedies under this Lease. Notwithstanding anything herein to the contrary, Tenant shall be allowed one (1) late payment during any twelve (12) consecutive month period during the initial Lease Term with no late charge or interest being due, provided Landlord has received the applicable payment by the fifteenth (15) day of the month in which it was due.

4. LANDLORD’S WORK; TENANT IMPROVEMENTS; HVAC WARRANTY

4.1 Landlord’s Work. Tenant accepts the Building and the Premises in its “as-is” condition, subject to any latent defects of which Landlord is advised in writing within twelve (12) months of the applicable Delivery Date and, also, subject to Landlord’s repair obligations under this Lease. In addition, Landlord agrees that at its sole cost and expense it will relocate the generator currently within the Premises (the “Generator”) to a location mutually and reasonably agreed upon by the parties. If the parties are unable to agree on a location for the generator within thirty (30) days of Tenant’s receipt of a written notice from Landlord as to Landlord’s preferred relocation choice, then the generator will be removed by Landlord but not replaced within the Complex. Landlord and Tenant agree to work in good faith and to cooperate with one another as it relates to the relocation and eventual placement of the generator before Landlord resorts to removing it from Complex. Landlord makes no warranty or representation as to the condition of the Generator or its suitability for Tenant’s intended purposes.

4.2 Tenant Improvements. Tenant must complete its tenant improvements as to the Pharmacy Space and as to the 503B Space, if any, pursuant to the terms and conditions set forth in the work letters that are attached hereto as Exhibit “D” (the “Pharmacy Work Letter”) and Exhibit “I” (the “503B Work Letter”), respectively. Tenant can begin its Tenant Improvements (including the installation of its furniture, fixtures, racking and equipment) on the Delivery Date applicable to the 503B Space and the Initial Pharmacy Space, as long as the performance thereof does not unreasonably or materially interfere with the NCO tenancy. Landlord agrees to reasonably accommodate Tenant’s request(s) to construct its Tenant Improvements on the exterior of the Complex, even if such request(s) involve the portion of the exterior directly outside of the space in the Building occupied by NCO, provided such activity is done outside of NCO’s normal business hours and provided that it does not unreasonably or materially impede the ability of NCO to carry on its normal business operations. Such improvement request(s) might include the construction of overhead doors, docks, levers, canopies and other similar improvements, which requests will be approved by Landlord subject to such reasonable conditions as may be appropriate in the circumstances. Subject only to the foregoing, Landlord agrees that any such approval shall not be unreasonably withheld, conditioned or delayed. Landlord hereby acknowledges and agrees to deliver any existing overhead doors, docks, levers and canopies servicing the Premises to Tenant, as part of Landlord’s Work, in good working order and repair.

4.3 HVAC Equipment Warranty. Landlord warrants that the HVAC Equipment (as said term is defined in Section 7.2 below) that is in existence in the Premises as of the Delivery Dates set forth in Section 1.16 above will remain in good condition and repair for the first twenty-four (24) months following, as to each respective portion of the Premises, the 503B Commencement Date and the Pharmacy Commencement Date (each a

“Warranty Period”). While it will be Tenant’s responsibility to maintain, repair and replace the HVAC Equipment during the entire Term of the Lease, Landlord agrees to reimburse Tenant for the reasonable costs of any needed repairs or replacements (but not maintenance) spent by Tenant during each applicable Warranty Period, subject to the following terms and conditions. To be entitled to reimbursement for any repair or replacement costs, Tenant must first deliver to Landlord a written estimate (the “Estimate”) from an HVAC contractor licensed in the state of Arizona showing the repair or replacement work that is to be done and the cost thereof. Landlord will have three (3) business days within which to deliver a written alternative bid to Tenant from an HVAC contractor licensed in the state of Arizona, failing which Landlord will reimburse Tenant the amount shown on the Estimate within thirty (30) days of its receipt of an invoice from the HVAC contractor confirming the Tenant’s payment thereof. If Landlord delivers an alternative written bid to Tenant, then Landlord will only be obligated to reimburse Tenant the amount shown on its alternative bid. Notwithstanding any language hereinabove that may be to the contrary, Landlord’s warranty (and resultant obligation to reimburse Tenant for repair or replacement expenditures) is not applicable to any HVAC Equipment that is damaged or destroyed due to the negligence or willful misconduct of Tenant, its employees, contractors or agents, or as to any HVAC Equipment as to which Tenant does not maintain a quarterly maintenance service agreement with an HVAC contractor licensed in the state of Arizona.

5. OPERATION AND USE OF PREMISES.

5.1 Use. Tenant shall use the Premises for the Permitted Use set forth in Section 1.19 and no other purpose. Tenant represents that such use is deemed to be a “place of public accommodation” under the Americans with Disabilities Act of 1990 (the “ADA”) and Tenant shall comply with Title III of the ADA and its regulations concerning the design, use and occupancy of the Premises, including, without limitation, (i) provision for full and equal enjoyment of the goods, services, facilities, privileges, advantages or accommodations of the Premises as contemplated by and to the extent required under the ADA and (ii) compliance relating to the design, layout, renovation, alteration or improvement to the Premises made or requested by Tenant at any time.

5.2 Legal Compliance. Tenant shall, at its expense, comply with all laws, governmental orders, regulations, rules, and local ordinances regarding (a) any of the Permitted Uses described in Section 1.19, (b) the condition of the Premises to the extent Tenant is responsible therefor pursuant to this Lease, and (c) improvements and equipment constructed in or installed upon the Premises by Tenant. Upon receipt of any notice of noncompliance, Tenant shall promptly notify Landlord in writing. Landlord shall comply with all laws, governmental orders, regulations, rules and local ordinances relating to: (i) the Common Areas, (ii) the initial construction of Landlord’s Work, and (iii) the exterior surfaces, structural elements, foundation and roof of the Building, and the costs and expenses associated with such compliance by Landlord shall be included in Operating Expenses provided such laws, governmental orders, regulations, rules, and local ordinances were enacted after the first day of the Early Occupancy Period. Landlord hereby represents and warrants that it will not take any action that might materially interfere with Tenant’s ability to use the Premises for the Permitted Use, including the recordation of any covenants, conditions or restrictions affecting the Complex.

5.3 Objectionable Material. Tenant shall not permit any objectionable or unpleasant odors, smoke, dust, gas, noise, or vibrations to emanate from the Premises, nor take any other action which would constitute a nuisance or would unreasonably disturb or endanger any other tenants of the Complex or interfere with the use of their respective premises. Without Landlord’s prior written consent, Tenant shall not receive, store, or otherwise handle any product, material or merchandise which is hazardous, toxic, explosive or highly flammable other than reasonable quantities thereof incidental to the conduct of Tenant’s business which are stored, used and disposed of in compliance with all applicable legal requirements. Tenant shall promptly provide to Landlord a detailed list of such materials used in the conduct of Tenant’s business. Outside storage of any type of equipment, property or materials by Tenant, its agents, employees, customers or suppliers shall be permitted only with the prior written consent of Landlord. Tenant shall store all rubbish within the Premises and, at Tenant’s expense, arrange for the regular collection of rubbish and janitorial services. Notwithstanding the foregoing, Tenant shall have the right to generate, produce, bring upon, use, store, treat, and dispose of all materials required in the production of pharmaceutical compounds and the components thereof, and the right to generate, produce, bring upon, use, store, treat, and dispose of waste and by-products of such pharmaceutical compound production at the volume and in a manner consistent with federal Environmental Protection Agency small quantity generator (SQG) standards and otherwise in compliance with all applicable Environmental Laws. Landlord shall not unreasonably withhold, condition or delay any consent required as it relates to this section that might otherwise impede Tenant’s intended use of Premises or otherwise frustrate its ability to operate in its ordinary course of business.

5.4 Rules and Regulations. Landlord reserves the right from time to time to adopt and amend rules and regulations in a uniform and non-discriminatory manner concerning use of the Common Area and Premises, with which Tenant agrees to comply (“Rules and Regulations”). A copy of the current Rules and Regulations is attached as Exhibit “E”. Landlord shall enforce the rules and regulations in a uniform and non-discriminatory manner, and shall use reasonable efforts to cause all tenants and occupants of the Building to comply with the rules and regulations. In the event of any conflict between this Lease and the rules and regulations, this Lease shall control. Notwithstanding anything contained herein to the contrary, Tenant shall not be bound by any rules and regulations that (a) adversely impact Tenant’s access to or use of the Building or the Common Areas, or (b) increase the Additional Rent due hereunder.

5.5 Insurance Risk. Without Landlord’s consent, which shall not be unreasonably withheld, conditioned or delayed, Tenant shall not use the Premises in any way which could increase insurance rates, or disallow any sprinkler or other credits, or invalidate any policy of insurance with respect to the Premises, Building or Complex or Tenant’s operations therein.

6. COMMON AREA.

The term “Common Area” means the entire area designed for common use or benefit within the Complex, including, without limitation, the parking lot, landscaped and vacant areas, and sidewalks. The Common Area shall at all times be subject to the exclusive control and management of Landlord or its agents or affiliates. Subject to the Rules and Regulations, the Common Area is hereby made available to Tenant and its employees, agents, customers, and invitees for their reasonable nonexclusive use in common with other tenants of the Complex, their employees, agents, customers, invitees and to Landlord. Tenant shall not in any manner obstruct the Common Area. Tenant acknowledges that Landlord has the right and power to erect free standing buildings or other structures or facilities in the Common Area or elsewhere in the Complex; to expand, contract, improve or change the Common Area, including alter all means of exit and entrance and approaches thereto within the Complex; to alter the parking plan for the Complex; enter into, modify, and terminate easements and other agreements pertaining to the use and maintenance of the Common Area; to temporarily close all or any portion of the Common Area to such extent as may be necessary to make repairs, improve or otherwise maintain the Common Areas; to remove improvements; and to do and perform such other acts in and to the Common Area and improvements as Landlord shall determine to be advisable, providing same meets governmental codes and does not materially and adversely interfere with the Permitted Use. Following no less than sixty (60) days’ prior written notice to Tenant, Landlord reserves the right to change the name of the Complex. No exhibit attached to this Lease nor any other materials provided by Landlord shall constitute a warranty or agreement as to the configuration of the Complex or the occupants thereof. Notwithstanding anything contained herein to the contrary, Landlord shall not exercise any of the foregoing rights in a manner that will (i) adversely and materially affect Tenant’s use of the Premises for the Permitted Use, including the changing of any floor plans or the design of Tenant’s pharmacy as approved and permitted by the Arizona Board of Pharmacy and the FDA; (ii) adversely and materially increase Tenant’s obligations hereunder including Tenant’s exposure to materially increased Operating Expenses; (iii) adversely and materially decrease Tenant’s rights hereunder, including, without limitation, the number and type of parking spaces specified in this Lease; and/or (iv) adversely and materially impair access to the Premises.

7. MAINTENANCE OBLIGATIONS.

7.1 Landlord’s Responsibilities. Landlord shall keep the Common Area, structural elements, foundation (including slabs and floors [except to the extent the repair or replacement thereof is due to Tenant’s use thereof], but excluding floor covering) and structural aspects of the roof of the Building in good and in working order and repair in conformance with standards applicable to first class business centers in Phoenix, Arizona, and the expense of such activities shall be an Operating Expense, subject to Section 8 hereinbelow. As of the applicable Delivery Dates, the structural elements, foundation and structural aspects of the roof of the Building will be in good working order and condition. Landlord shall additionally maintain and repair the non-structural exterior of the Building, including the roof, roof membrane and painting, the expense of such activities being Operating Expenses, subject to Section 8 and Exhibit “F”. Notwithstanding the foregoing, Landlord shall not be required to make any repairs which become necessary as a result of any gross negligence or willful act or omission of Tenant, its agents, representatives, contractors, employees or customers.

7.2 Tenant’s Responsibilities. Notwithstanding Section 4.3, throughout the Term of this Lease Tenant shall maintain, repair, or replace the heating and air conditioning equipment (including, without limitation, motors, compressors, coils and heat exchangers) (collectively, the “HVAC Equipment”). As part of Tenant’s HVAC Equipment maintenance requirement, Tenant shall enter into and maintain a written contract for the regular maintenance of the HVAC Equipment with a contractor licensed to do business in Arizona and otherwise reasonably satisfactory to Landlord. Tenant shall provide Landlord with a copy of the contract within ten (10) days after it is fully executed and shall provide Landlord with a copy of all reports and recommendation for service issued by the contractor. In the event Tenant fails to comply with such HVAC Equipment maintenance contract, Landlord shall have the right to contract for such work and, after providing Tenant with a copy of the maintenance report and the cost of any necessary maintenance, bill the charges incurred by Landlord directly to Tenant as Additional Rent. Tenant shall be obligated, at its sole cost and expense, to keep and maintain the remainder of the Premises including all: (a) plumbing, doors, windows, locks, and electrical facilities; (b) non-structural interior portions, systems and equipment; (c) interior surfaces of exterior walls; (d) interior moldings, partitions and ceilings; (e) slabs and floors, to the extent the repair or replacement thereof is due to Tenant’s use thereof; (f) floor covering and columns; (g) fixtures; (h) any signage installed by Tenant; (h) security equipment and services; (i) the Generator; and, (j) lighting, mechanical and components thereof or of other Building systems serving the Premises in good, safe and working order, condition and repair. Tenant shall not permit waste to the Premises. However, there shall be no obligation on the part of Tenant to comply with any laws which may require structural alterations, or additions, unless made necessary by any act, work, use or omission by Tenant.

8. OPERATING EXPENSES AND REAL ESTATE TAXES.

Landlord and Tenant hereby agree that it is the intention of the parties that this Lease shall be what is commonly referred to as Triple Net Lease, so that this Lease shall yield, net to Landlord, the Annual Base Rent specified in Section 1.11. In addition to the Monthly Installments of Annual Base Rent, commencing on the Commencement Date, subject only to the abated Rent as provided for in Exhibit “A”, Tenant shall pay on a monthly basis as Additional Rent during the Term hereof all costs and expenses of every kind relating to the Premises, including but not limited to utilities and Tenant’s Pro Rata Share of “Operating Expenses”, which shall mean the costs and expenses incurred by Landlord in managing, cleaning, operating, maintaining, repairing and insuring the Complex and the real property described on Exhibit “B”.

Operating Expenses shall include, but not be limited to, the total cost incurred for fire and extended coverage and liability insurance premiums due and payable with respect to the entire Complex; gardening, lawn and landscape care; paving maintenance and repair; any Landlord installed signage; and the costs of personnel and contractors to implement said services; and Landlord’s management fees and administrative costs (collectively the “Management Fee”, which Management Fee for the Complex shall not exceed a maximum of three percent [3%]) of the gross receipts of the Complex, with gross receipts defined as the gross amount paid to Landlord as rent, fees, charges or otherwise for the use and/or occupancy of the Complex or for any services, equipment, or furnishings provided by Landlord in connection with such use and/or occupancy). Landlord agrees it will not gross-up Operating Expenses. Notwithstanding anything in the definition of Operating Expenses to the contrary, Operating Expenses will not include those items set forth on Exhibit “F”.

In addition, Tenant shall pay on a monthly basis as additional rent during the Term hereof its Pro Rata Share of the real estate taxes and installments of special assessments levied or assessed with respect to the Complex (“Real Estate Taxes”) in the applicable year. In the event of any refund of Real Estate Taxes with respect to a year for which Tenant has paid its Pro Rata Share of Real Estate Taxes, Landlord shall, in Landlord’s reasonable discretion, either promptly pay to Tenant its Pro Rata Share of the amount of the refund after deduction of Landlord’s costs incurred in obtaining such refund, or apply such amount as a credit against Tenant’s future monthly installments of its Pro Rata Share of Real Estate Taxes.

Tenant’s Pro Rata Share of Operating Expenses and Real Estate Taxes shall be paid by Tenant in monthly installments in such amounts as are estimated and billed by Landlord at the beginning of each twelve (12) month period commencing and ending on dates designated by Landlord, each installment being due on the first day of each calendar month. If at any time during such twelve (12) month period, it shall appear that Landlord has materially underestimated or overestimated Operating Expenses or Real Estate Taxes, Landlord may re-estimate Tenant’s Pro Rata Share of Operating Expenses and Real Estate Taxes and may bill Tenant for any deficiency or credit Tenant for any surplus which may have accrued during such twelve (12) month period and thereafter the monthly installment payable by Tenant shall also be adjusted. Within ninety (90) days after the end of each such twelve (12) month period or, subject to the one hundred eighty (180) day time period set forth below, as soon thereafter as Landlord is able to do so), Landlord shall deliver to Tenant a statement (the “Statement”) of Operating Expenses and Real Estate Taxes for such twelve (12) month period and the monthly installments paid or payable shall be adjusted between Landlord and Tenant, and each party hereby agrees that Tenant shall pay Landlord or Landlord shall credit Tenant’s account (or, if such adjustment is at the end of the Term, pay Tenant), within thirty (30) days of receipt of the Statement, the amount of any excess or deficiency in Tenant’s Pro Rata Share of Operating Expenses and Real Estate Taxes paid by Tenant to Landlord during such twelve (12) month period. Failure of Landlord to provide the Statement within the time prescribed shall not relieve Tenant from its obligations hereunder. Notwithstanding anything herein to the contrary, if Landlord fails to submit a Statement within one hundred eighty (180) days after the end of each such twelve (12) month period, Landlord will lose its rights and Tenant will have no further obligation to pay Landlord’s actual increases in Operating Expenses for the preceding twelve (12) month period, although Landlord has the right to retain any such increases paid by Tenant over the course of the preceding twelve (12) month period. Landlord acknowledges that Tenant’s ability to budget for increased Operating Expenses depends on the delivery a Statement within the time period set forth hereinabove, and accordingly agrees that time is of the essence of this Paragraph.

Provided Tenant is not in default beyond any applicable notice and cure periods hereunder, Tenant, at its cost, shall have the right to inspect or audit, in Landlord’s offices in Phoenix, Arizona, during Landlord’s usual business hours, within the one hundred twenty (120) day period following delivery of the Expense Statement, Landlord’s records of the Operating Expenses referred to in such statement. Any such independent certified public accountant or other professional utilized by Tenant in respect to any such inspection or audit shall not be engaged on a contingency fee or similar basis, but shall only be engaged on the basis of a fixed fee or fixed hourly rate schedule. Tenant shall pay the costs of such audit or inspection, including One Hundred Dollars ($100.00) per hour for Landlord’s or the property manager’s or employees’ time in excess of twenty (20) hours per year devoted to any such inspection or audit, so as to reimburse Landlord for Landlord’s overhead costs allocable to the inspection or audit; provided, however, that if the Expense Statement for the time period in question is determined to be in error, resulting in an overcharge by Landlord of more than three percent (3%) during the applicable period under review, Landlord shall pay the reasonable inspection/audit out-of-pocket costs of Tenant and Landlord shall waive any hourly fee due to Landlord for such overhead costs. Tenant may not conduct an inspection or have an audit performed pursuant to this paragraph more than once during any calendar year. Tenant shall maintain the results of such audit and inspection unless such third party likewise agrees with Landlord in writing in advance to maintain the results of such audit or inspection as confidential; provided, however, that such obligations of confidentiality shall not prohibit disclosure of such information to the extent required in any arbitration proceeding hereunder or in any litigation or other similar proceeding between Landlord and Tenant hereunder or as may be otherwise required by governmental requirement. If within such one hundred twenty (120) day period (or such added time as may be reasonably required if Tenant were to exercise its right to audit towards the end of the one hundred and twenty (120) day period) neither party hereto delivers to the other party a notice referring in reasonable detail to one or more errors in such statement, it shall be deemed conclusively that the information set forth in the Expense Statement is correct, complete and binding on the Landlord and Tenant.

9. REPAIRS-ALTERATIONS.

Tenant shall not damage the Premises and shall not permit waste to the Premises. Except as otherwise approved as part of Tenant Improvements in Exhibit “D”, Tenant shall not make any improvements, additions or alterations to the Premises, or install any equipment which defaces the Building interior or exterior or negatively affects the structural or mechanical components of the Building, without the prior written consent of Landlord. No machinery or equipment shall be bolted or otherwise physically attached to the floors or walls of the Premises without the prior written consent of Landlord, which consent will not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing to the contrary, Landlord acknowledges and agrees that Tenant is permitted hereunder to attach the Generator, hoods, production equipment (such as tableting machines, capsule infrastructure), shelving, some light warehouse/distribution infrastructure, DEA cage(s), and the like without Landlord’s consent required, but with plans submitted to Landlord prior to any such installation. Tenant will, upon the expiration or earlier termination of this Lease, remove the Generator and any hoods, production equipment (such as tableting machines, capsule infrastructure), shelving, warehouse/distribution infrastructure, DEA cage(s), machinery or equipment bolted or otherwise physically attached to the floors or walls of the Premises at Tenant’s expense, and repair any damage caused to such walls and floors as a result of such attachment. Tenant shall pay for any repairs necessary as a result of the removal of any such machinery, equipment, improvements, additions or alterations, ordinary wear and tear excepted. Notwithstanding anything herein to the contrary, Tenant may, without Landlord’s prior consent, but with prior written notice to Landlord, install cosmetic, non-structural alterations to the interior of the Premises which do not affect the HVAC, plumbing, electrical or other systems servicing the Building, provided that such alterations cost less than One Hundred Thousand and 00/100 Dollars ($100,000.00) in any calendar year.

10. UTILITIES AND OTHER SERVICES.

(a)

Tenant shall contract and pay for all utilities (including, without limitation, gas, water and electricity, with the usage thereof to be separately metered at Tenant’s cost) and janitorial services furnished to the Premises. Landlord shall not be liable for damages for failure of heat, hot or cold water, air conditioning, sewer service, electric current, gas, or any other service by reason of breakdown of plant, equipment, or apparatus, shut-down of any portion of the plant, equipment, or apparatus related to such services for necessary repairs or alterations or due to unavailability of fuel, water or any other substance or utility, war, civil disturbance, strike, lockout, fire, flood, casualty, governmental regulations, or other conditions beyond Landlord’s reasonable control.

(b)

Notwithstanding anything to the contrary contained herein, if any Essential Service (as defined in the following sentence) is discontinued for more than five (5) consecutive days following notice thereof from Tenant to Landlord by reason of any one of the following; (i) the gross negligence or willful misconduct of Landlord, its employees or agents that does not also result in whole or in part from any Force Majeure or requirement of governmental authority having jurisdiction over the Premises; (ii) the failure by Landlord to perform any repairs or maintenance, or provide any service that Landlord is required to provide under this Lease, following the its receipt of written notice thereof and the expiration of any applicable cure period; or (iii) the grossly negligent performance of any work by Landlord, its employees or agents, then Annual Base Rent and Additional Rent shall thereupon abate proportionately, based upon the portion of the Premises so rendered untenantable and not used by Tenant until such discontinuance is remedied. “Essential Service” means any of the following: heating, air-conditioning (as seasonally required), office electricity, gas water or plumbing or any other utility. The abatement provided for in this subsection shall not apply to any discontinuance of an Essential Service caused by casualty or condemnation.

11. LANDLORD’S ACCESS.

Upon one (1) business day’s prior written notice to an executive level Tenant contact, except in an emergency, Landlord may enter the Premises during the Term hereof at all reasonable hours for the purpose of inspection, verifying Tenant’s compliance with this Lease or making repairs or improvements to the Premises or any other portion of the Building, or for the purpose of exhibiting the same to prospective purchasers, investment brokers, lenders or others, or during the last twelve (12) months of the Term or any Renewal Term, to prospective tenants. In an emergency Landlord may enter the Premises at any time without notice to take such action as Landlord deems to be prudent or necessary. Notwithstanding anything herein to the contrary, there are areas of the Premises that must be kept secure in conformance of the federal and state laws, rules, and regulations associated with the production, use, storage, or disposal of pharmaceutical compounds and the components thereof, which areas are therefore unavailable to showings, tours or unscheduled inspections at any time during the Term for reasons of potential contamination of pharmaceutical products and the security of controlled substances. Landlord and its staff agree to take every precaution, and use commercially reasonable efforts not to disturb Tenant’s ordinary course of business or insist on tours or inspections that may cause disruption to Tenant’s production, use, storage, or disposal of pharmaceutical compounds and the components thereof. In any event, Landlord shall be permitted to access the Premises without prior notice in the event of a legitimate emergency.

12. INDEMNITY AND NON-LIABILITY.

12.1 Indemnity. Tenant shall defend, indemnify and hold harmless Landlord, and Landlord’s employees and agents, from and against any and all third-party claims arising from Tenant’s use of the Premises, Building or Complex, or from the conduct of Tenant’s business or from any activity, work, or thing done, permitted, or suffered by Tenant in or about the Premises or the Building or Complex and shall further defend, indemnify and hold harmless Landlord and Landlord’s employees and agents, from and against any and all third-party claims arising from any breach or default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease or arising from any negligence of Tenant, or any of Tenant’s agents, contractors, or employees, and from and against all costs, attorneys’ fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon. In the event any action or proceeding is brought against Landlord by reason of any such claim, Tenant upon notice from Landlord shall defend the same at Tenant’s expense by counsel reasonably satisfactory to Landlord. Notwithstanding any foregoing provisions hereof to the contrary, Tenant shall have no obligation to indemnify Landlord from and against any claims directly resulting from Landlord’s negligent actions or omissions.

Landlord shall defend, indemnify and hold harmless Tenant, and Tenant’s employees and agents, from and against any and all third-party claims arising from Landlord’s ownership of the Complex or any activity, work, or thing done, permitted or suffered by Landlord in or about the Complex, and shall further defend, indemnify and hold harmless Tenant and Tenant’s employees and agents from and against any and all third-party claims arising from any breach or default in the performance of any obligation on Landlord’s part to be performed under the terms of this Lease or arising from any negligence of Landlord, or any of Landlord’s agents, contractors, or employees, and from and against all costs, attorneys’ fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon. In the event any action or proceeding is brought against Tenant by reason of any such claim, Landlord upon notice from Tenant shall defend the same at Landlord’s expense by counsel reasonably satisfactory to Tenant. Notwithstanding any foregoing provisions hereof to the contrary, Landlord shall have no obligation to indemnify Tenant from and against any claims directly resulting from Tenant’s negligent actions or omissions.

12.2 Waiver. Each party, as a material part of the consideration the other for this Lease, hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises or Complex arising from any cause except to the extent caused by the gross negligence or willful misconduct of such party. Each party hereby waives all claims in respect thereof against the other party.

12.3 Liens. Tenant shall have no power to do any act, or to make any contract, that may create, or be the foundation for, any lien against the Premises, the Building, the Complex, or any portion thereof, but specifically excluding contracts related to construction of the Tenant Improvements (as said term is defined in Exhibit “D” attached hereto); and, should any such lien be filed, Tenant, at its own cost and expense, shall bond for or discharge the same within thirty (30) days after notice of the filing thereof. Tenant agrees to pay all sums of money in respect of any labor, services, materials, supplies or equipment furnished or alleged to have been furnished to Tenant in or about the Premises which may be secured by any mechanic’s, materialmen’s or other lien against the Premises or Landlord’s interest therein and will cause each such lien to be discharged at the time performance of any obligation secured thereby matures, provided that Tenant may contest such lien upon posting a surety bond pursuant to A.R.S. § 33-1004, but if such lien is reduced to final judgment and if such judgment or process thereon is not stayed, or if stayed and said stay expires, then and in each such event Tenant shall forthwith pay and discharge said judgment. Additionally, Tenant shall include the following language in all contracts related to improvements or other work performed related to the Premises:

“Pursuant to A.R.S §33-981 notice is hereby given that improvements made by any party upon the Premises are not authorized by Landlord or its agents, and that all improvements are being made at the instance of the “Tenant”, as the term “authorized” relates to interests in liens under said A.R.S §33-981.

12.4 Non-liability. Notwithstanding anything to the contrary herein, unless directly resulting from facilities controlled by Landlord and from Landlord’s grossly negligent act or omission and Tenant has notified Landlord, Landlord shall not be liable to Tenant for any damage occasioned by: plumbing, electrical, gas, water, steam or other utility pipes, systems, and facilities, or by the bursting, stopping, leaking or running of any tank, washstand, closet or waste or other pipes in or about the Premises or Building by water being upon or coming through the roof, or any skylight, vent, trapdoor or otherwise or arising from any act or omission of any third party or any tenant of the Complex, its agents, contractors or employees.

13. INSURANCE.

13.1 Liability and Other Coverage. Tenant shall, at its expense, obtain and keep in force during the Term of this Lease, including any Renewal Term, a commercial general liability insurance policy with a single limit of not less than $1,000,000 per occurrence and $2,000,000 in the aggregate covering bodily injury to one or more persons and property damage with deductibles in an amount reasonably satisfactory to Landlord. All policies of insurance required to be provided hereunder by Tenant shall be issued by insurer(s) licensed and qualified to do business in the State of Arizona, with a current A.M. Best Company rating of at least AVII. The policies shall be primary and shall name Landlord and any Mortgagee (as defined in Section 17) as additional insured(s) and shall cover the entire Complex. Tenant shall increase its liability coverage as may be reasonably requested by Landlord, if Landlord presents evidence that customary insurance coverage limits for similar facilities in the Metropolitan Phoenix market area have increased. The establishment of insurance requirements shall not limit the liability of Tenant under this Lease.

Landlord, or Tenant upon Landlord’s written direction, shall as a portion of Operating Expenses, obtain and keep in force with a financially responsible insurance company, during the Term, including any renewal term, a commercial general liability insurance policy with a combined single limit of not less than $3,000,000 covering bodily injury to one or more persons and property damage.

Tenant shall also obtain and keep in force worker’s compensation insurance providing statutory benefits to Tenant’s employees with a waiver of subrogation in favor of Landlord, and employer’s liability insurance with limits of not less than the statutory limits required for worker’s compensation insurance.

13.2 Certificates. On or before the Commencement Date, Tenant shall deliver to Landlord certificates of insurance, making specific reference to the Complex and the Premises, evidencing the existence and amounts of the policies of insurance required pursuant to this Section 13, as well as the deductibles. Tenant shall, at least thirty (30) days prior to the expiration of such policy, furnish Landlord with renewals or “binders” thereof.

It is expressly understood by Tenant that the receipt of any required insurance certificate(s) by Landlord hereunder does not constitute agreement that the insurance requirements of this Section 13 have been fully met or that the insurance policies indicated on the certificate are in compliance with all requirements of this Section 13. Further, the failure of Landlord to obtain certificates or other evidence of insurance from the Tenant shall not be deemed a waiver by Landlord. Non-conforming insurance shall not relieve Tenant of its obligation to provide the insurance specified herein. Any failure of Tenant to obtain, maintain, or provide copies or certificates of any insurance required hereunder shall constitute a material and continuing breach of this Lease.

13.3 Property Coverage. Tenant shall maintain in effect, with a financially responsible insurance company, policies of property insurance covering the full insurable value of all Tenant Improvements, improvements, additions or alterations to the Premises and all of Tenant’s machinery, equipment, furniture, fixtures and personal property. Such policies of insurance shall provide protection for Tenant against all casualties included under standard insurance industry practices within the classification of “Fire and Extended Coverage” and shall contain a waiver of subrogation releasing Landlord from all claims and liabilities arising from or caused by any hazard covered by Tenant’s property insurance. The proceeds from said insurance shall be used to repair or reconstruct such insured property to the extent required under Section 15 of this Lease.

During the Lease Term, Landlord will maintain in effect coverage no less broad than ISO CP 10 30 Special Form (formerly “all risk”) covering loss of or damage to the Complex in the amount of its full replacement value with such endorsements and deductibles as Landlord reasonably determines from time to time. Landlord will have the right to obtain flood, earthquake, and such other insurance as Landlord reasonably determines from time to time or is required by any mortgagee of the Complex. Landlord will not insure Tenant’s fixtures or equipment or above building standard improvements installed or paid by Tenant; provided, however, Landlord’s insurance shall cover the replacement of Tenant’s base building standard improvements within the Premises and will act as the primary policy in any such event its needed. Landlord shall obtain commercial general liability insurance in an amount and with coverage reasonably determined by Landlord and customarily held by other landlords in the vicinity of the project insuring Landlord against liability with respect to the Premises and the Complex. Landlord will also maintain a rental income insurance policy, with loss payable to Landlord. Tenant will indirectly pay Tenant’s Pro Rata Share of premiums for the insurance policies maintained by Landlord through its proportionate share of building operating expenses. Any increase in the cost of Landlord’s insurance due to Tenant’s use or activities at the Premises will be paid by Tenant to Landlord as Additional Rent provided there is reasonable evidence the increase was due to the same. At no time shall Tenant be responsible for covering Landlord’s deductible for any policies and its agreed that the same will not at any time be passed through as an operating expense to Tenant.

13.4 Release. Notwithstanding anything apparently to the contrary elsewhere in this Lease, Landlord and Tenant each hereby mutually release and relieve the other from all claims and liabilities arising from or caused by any hazard covered or required to be covered by property insurance on the Premises or covered or required to be covered by property insurance in connection with property on or activities conducted in or about the Premises or Building or Complex or covered or required to be covered by the property insurance required hereunder, regardless of the cause of the damage or loss. Tenant and Landlord shall, at the earlier of the date of obtaining insurance coverages or the Commencement Date, give notice to the insurance carriers involved that the foregoing mutual waiver of liability and subrogation is contained in this Lease.

14. ASSIGNMENT AND SUBLETTING.

14.1 Lease Transfers. (a) Tenant shall not cause or permit, by operation of law or otherwise, any assignment, sublease, encumbrance, or transfer (a “Lease Transfer”) of this Lease or any estate or interest herein without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, denied or delayed. It shall be deemed reasonable for Landlord to withhold its consent to a Lease Transfer if: (a) Tenant is in default under the terms of the Lease beyond any applicable notice and cure periods; or (b) if the proposed Transferee (as defined below) does not, in Landlord’s reasonable judgment, possess the financial wherewithal to honor the obligations of Tenant under the Lease. Landlord may also withhold consent in the event the use proposed by the Transferee deviates from the Permitted Use hereunder or overly burdens the Complex parking area or other facilities. Notwithstanding any language hereinabove to the contrary, Landlord acknowledges and consents to occupancy of the Pharmacy Space by VFC Pharmacy #501, LLC, a Delaware limited liability company, and to occupancy of the 503B Space by VFC Pharmaceuticals #901, LLC, a Delaware limited liability company, each of which is a wholly owned subsidiary of Tenant. The foregoing acknowledgement and consent by Landlord does not serve to relieve Tenant of any obligation to be performed by Tenant under this Lease, including the payment of Rent.

If Tenant wishes to transfer any of its rights, Tenant shall submit in writing to Landlord (a) the name and legal composition of the proposed assignee, subtenant or other transferee (a “Transferee”); (b) the nature of the business proposed to be carried on in the Premises; (c) the terms and provisions of the proposed Lease Transfer; (d) such financial and other information concerning the proposed Transferee as Landlord may reasonably request; and, (e) the form of the proposed assignment, sublease or other agreement governing the proposed Lease Transfer. Within thirty (30) days after Landlord receives all such information it shall notify Tenant whether it approves such Lease Transfer or if it elects to proceed under Section 14.1(b). Without Landlord’s prior written consent, Tenant will not use the name or likeness of the Building in connection with or in promoting or advertising the Premises, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant shall pay Landlord’s reasonable attorneys’ fees incurred in connection with any proposed Lease Transfer, not to exceed $2,500.00. Any attempted assignment or subletting without Landlord’s prior written consent shall constitute a material breach of this Lease. Failure of Landlord to respond within thirty (30) days after receipt of all of the information listed above shall be deemed approval by Landlord of the proposed Lease Transfer.

Neither this Lease nor any estate thereby created shall pass to any trustee or receiver in bankruptcy or any assignee for the benefit of creditors, or by operation of law.

In the event that Landlord shall consent to a subletting of all or any portion of the Premises under a sublease which obligates the subtenant to pay a rental at a rate in excess of Tenant’s Annual Base Rent as set forth in Section 1.11, above, then Landlord and Tenant shall share the excess rental as paid by the subtenant on a 50%/50% basis.

Notwithstanding any language in this Section 14 to the contrary, without obtaining Landlord’s prior consent or approval, Tenant shall be permitted to assign this Lease or sublet the Premises to an individual or entity (a “Permitted Assignee” that is (i) an Affiliate (as hereinafter defined) of Tenant, (ii) a corporation in which or with which Tenant, or its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of corporations or a successor corporation by non-bankruptcy reorganization, so long as (a) Tenant’s obligations hereunder are assumed by the corporation surviving such merger or created by such consolidation; and (b) the tangible net worth of the surviving or created corporation is not less than the tangible net worth of Tenant as of the day of this Lease; or (iii) any corporation acquiring all or substantially all of Tenant’s assets if such corporation’s tangible net worth after such acquisition is not less than the tangible net worth of Tenant as of the day before the date of such acquisition; provided, however, Tenant shall give Landlord written notice (which shall specify the assignee or sublessee, the duration of said assignment or sublease, the effective date of such assignment or subletting and the exact location of the space affected thereby and the rentals on a square foot basis to be charged thereunder) of such assignment or sublease within thirty (30) days of such assignment or sublease, together with Tenant’s payment of Landlord’s administrative costs in the agreed upon amount of $750.00 and Landlord’s reasonable attorneys’ fees incurred in connection with such Lease Transfer in an amount not to exceed $2,500.00. The term “Affiliate” shall mean and refer to any person or entity controlling, controlled by or under common control with another such person or entity. The term “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such controlled person or entity; the ownership, directly or indirectly, of at least twenty-five percent (25%) of the beneficial ownership of, or possession of the right to vote, in the ordinary direction of its affairs, at least twenty-five percent (25%) of the beneficial ownership in, any person or entity shall be presumed to constitute such control. Reference above to “tangible net worth” above shall be determined according to generally accepted accounting principles.

14.2 Name Change. In the event Tenant elects to change its name, and such name change is not a Lease Transfer requiring Landlord’s consent, Tenant shall provide Landlord with written notice specifically stating that such name change is not a Lease Transfer requiring Landlord’s consent and a copy of the appropriate documentation issued by the office of the applicable Secretary of State, Corporation Commission or other applicable governmental entity.

14.3 No Release of Tenant. Notwithstanding anything to the contrary contained in this Section 14, no consent by Landlord to any Lease Transfer shall relieve Tenant of any obligation to be performed by Tenant under this Lease, whether occurring before or after such consent, assignment, subletting or other Lease Transfer, and the Transferee or assignee shall be jointly and severally liable with Tenant for the payment of rent (or, in the case of sublease, rent in the amount set forth in the sublease) and for the performance of all other terms and provisions of this Lease. The consent by Landlord to any Lease Transfer shall not relieve Tenant or any such Transferee or assignee from the obligation to obtain Landlord’s express prior written consent to any subsequent Lease Transfer. The acceptance of rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Lease Transfer.

15. DAMAGE OR DESTRUCTION.

15.1 Damage to Premises Covered by Insurance. Subject to the terms of Section 15.5 of this Lease, if the Premises are damaged or destroyed by fire or other casualty insurable under standard fire and extended coverage insurance (the “Insured Event”) so as to become partially or totally untenantable, the Premises shall be repaired and restored by Landlord and Tenant with due diligence. The repairs shall commence as soon as reasonably possible following the Insured Event. Landlord’s obligation to repair and restore shall be limited to the restoration of the structural elements, foundation, exterior walls, slab and structural aspects of the roof of the Building, and Tenant shall be obligated to restore the remainder of the Premises. In any event of damage or destruction, Tenant’s Rent shall be abated proportionately, based upon the portion of the Premises rendered untenantable.

15.2 Damage to Premises not Covered by Insurance If the Premises shall at any time be damaged or destroyed by a casualty not insurable under standard fire or extended coverage insurance so as to become partially or totally untenantable (the “Uninsured Event”), then Landlord shall have the right to either repair and restore the structural elements, foundation and structural aspects of the roof of the Building or to terminate this Lease. Such election shall be made by Landlord upon notice to Tenant within forty-five (45) days after the occurrence of the Uninsured Event. If Landlord elects to restore, such restoration shall not exceed what is required to restore the Premises to a condition similar to that at the time of the original delivery of the Premises to Tenant and, then Tenant shall be required to repair with diligence the remainder of the Premises. If Landlord elects to terminate this Lease, this Lease shall terminate 60 days after the date of the occurrence of such Uninsured Event and all rent shall be adjusted as of such termination date.

15.3 Destruction of the Building. If all or any portion of the Building shall be damaged or destroyed by fire or other cause (regardless of whether the Premises may be affected thereby) to the extent that the cost of restoration thereof would exceed 50% of the amount it would have cost to replace the Building in its entirety at the time such damage or destruction occurred (the “Major Event”), then Landlord may elect to repair that portion of the Building owned by Landlord within a reasonable time after such Major Event, provided that Landlord shall not be obligated to expend for such rebuilding and repairing an amount in excess of the insurance proceeds recovered or recoverable as a result of such Major Event, or Landlord may elect to terminate this Lease upon 60 days’ notice to Tenant, which notice shall be given, if at all, within 30 days after the date of such Major Event. In the event of such termination, this Lease shall cease 60 days after such notice is given and all rent shall be adjusted as of such termination date. In any event whereby Landlord chooses to restore the Building, Landlord shall work diligently and continuously to prosecute the same to completion.

15.4 Intentionally Omitted.

15.5 Destruction Cancellation. If the Premises are damaged or destroyed to the extent that the cost of the restoration would exceed 50% of the amount it would have cost to replace the Premises in their entirety at the time such damage or destruction occurred, and if the unexpired portion of the Term of this Lease shall be one year or less on the date of the damage or destruction, then Landlord may elect to terminate this Lease by giving notice to Tenant of its election to do so within sixty (60) days after such occurrence. If Landlord exercises such right, then this Lease shall cease as of the date of such notice and all rent and other charges payable by Tenant shall adjusted as of that date.

15.6 Waiver. Notwithstanding the destruction of or injury to the Premises or any part thereof, whether or not the same is rendered untenantable or unfit for occupancy, Tenant shall have no right under A.R.S. § 33-343, or otherwise, to quit and surrender possession and shall have no right to any abatement of rent except as specifically provided in this Section 15.

15.7 Termination. Notwithstanding anything contained herein to the contrary, if fire or other casualty renders the whole or any material part of the Premises untenantable and the estimated repair time determined per commercially reasonable industry standards is more than one hundred and eighty (180) days from the date said repairs are to commence, or if an uninsurable casualty renders the whole or any portion of the Premises untenantable, then either party, by notice in writing to the other given within ninety (90) days from the date of such damage or destruction may terminate this Lease effective upon a date within thirty (30) days from the date of such notice.

16. EMINENT DOMAIN.

Except as may be otherwise agreed to by Landlord and Tenant as provided in this Section 16, if all of the Premises, or such portion of the Premises as renders the remainder impractical for the Permitted Use, are taken by any public authority under the power or threat of eminent domain or by private purchase in lieu thereof, then the term of this Lease shall cease as of the date possession shall be taken by such public authority, and Landlord shall make a pro rata refund of any Annual Base Rent that may have been paid in advance. In the event that only a part of the Premises is so taken and Tenant’s ability to carry on the Permitted Use as originally intended by Tenant has not been impeded, there shall be a pro rata reduction in Annual Base Rent for the period following such taking based on the portion of the Premises rendered untenantable for the Permitted Use, and all other terms and provisions hereof shall remain in full effect. All damages awarded for any such taking shall belong to and be the property of Landlord for diminution in value to this leasehold or to the fee of the Premises; provided, however, that Landlord shall not be entitled to any portion of the award made to Tenant for loss of business, depreciation to and cost of removal of stock and fixtures. Tenant shall have the right to seek its own award from the condemning authority provided it does not diminish Landlord’s award.

17. MORTGAGEE PROTECTION.

17.1 Subordination of Lease. This Lease shall be subject and subordinate at all times to the lien of any existing mortgage and other financing documents and the lien of any mortgages and other financing documents that hereafter may be made a lien upon the Complex and the real property upon which it is situated; provided, however, that such subordination shall not become effective until and unless the holder of such mortgage or deed of trust that the secured party named in each such mortgage or other financing document (a “Mortgagee”) shall agree to deliver to Tenant a non-disturbance agreement (which may include Tenant’s agreement to attorn as set forth below) recognizing this Lease and allowing Tenant to remain in occupancy of the Premises in the event of foreclosure of any such mortgage or deed of trust if Tenant is not then in default and if Tenant agrees to attorn to such Mortgagee as Landlord under this Lease. Within ten (10) days following Landlord’s request, Tenant will execute and deliver a subordination and non-disturbance agreement in substantially the form reasonably required by Landlord’s lender, any certificates of subordination, and other documents desirable to effect the purpose of this Section 17.1; provided, however, that each Mortgagee shall agree to recognize this Lease in the event of foreclosure if Tenant is not then in default. Failure of Tenant to comply with the foregoing requirements within fifteen (15) days following Landlord’s request shall be deemed an Event of Default.

17.2 Insurance. Whenever under this Lease policies of insurance or bonds are to be provided for the benefit of Landlord, the same shall, at the option of Landlord, be made payable to and shall secure Landlord and/or any Mortgagee.

17.3 Estoppel Certificate. Tenant shall, within seven (7) business days following a request from Landlord, execute and deliver to Landlord an Estoppel Certificate attesting to the terms and condition of this Lease and the compliance to date of Landlord with the terms and conditions of this Lease and such other matters as reasonably requested by Landlord concerning the tenancy of Tenant under this Lease. In the event that Tenant asserts any default by Landlord, Tenant shall set forth such alleged default or defaults upon the said certificate in detail and attest to the fact that those listed defaults are the only defaults by Landlord hereunder. Failure of Tenant to comply with the foregoing requirements within ten (10) business days following Landlord’s request shall be deemed an Event of Default.

17.4 Mortgagee’s Performance. Tenant agrees to give to any Mortgagee(s), by registered mail, a copy of any notice of default served upon Landlord, provided that prior to such notice Tenant has been notified in writing of the address of such Mortgagee, which notice shall state that it is given pursuant to this Section of the Lease. If Landlord shall have failed to cure such default within thirty (30) days from the effective date of such notice of default or such longer time as Landlord may be provided under this Lease, then the Mortgagee shall have an additional thirty (30) days within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary to cure such default and this Lease shall not be terminated so long as such remedies are being diligently and continuously pursued.

17.5 Amendment of Lease for Mortgagee’s Purposes. In the event a Mortgagee succeeds to the interest of Landlord hereunder and is advised by its counsel that all or any portion of the rent payable by Tenant hereunder is or may be deemed to be unrelated business income within the meaning of the United States Internal Revenue Code or Regulations issued thereunder, Mortgagee, as Landlord, shall have the right at any time from time to time to amend unilaterally the provisions of this Lease, and Tenant agrees that it will execute all documents necessary to effect any such amendment, provided that no such amendment shall increase Tenant’s payment obligations or other liability under this Lease or reduce Landlord’s obligations hereunder. In no event will any amendment prepared in accordance with this Section 17.5 materially impact Tenant’s ability to use the Premises for the Permitted Use or increase Tenant’s financial obligations.

18. INTENTIONALLY OMITTED.

19. SIGNAGE.

Tenant, at its sole cost and expense and subject to Landlord’s prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed) and Tenant’s compliance with all applicable governmental rules, regulations and requirements, shall be permitted to place (a) two (2) building standard signs containing Tenant’s name on the exterior of the Building; (b) one (1) slot on each side of the monument sign servicing the Building; and, (c) suite identification signage on the front doors of the Premises or adjacent windows, the size and design of said signage to be subject to Landlord’s prior written approval. No other signage shall be displayed by Tenant without the prior written consent of Landlord. Tenant shall be responsible, at its sole cost and expense, to maintain, repair, and clean all of the above-referenced signage, as is reasonably necessary.

20. ENVIRONMENTAL COMPLIANCE

20.1 Landlord hereby agrees that if at any time during the term of this Lease it should be determined that the Complex or Premises were contaminated with Hazardous Material on the Commencement Date of this Lease or thereafter because of any acts or omissions of Landlord, Landlord agrees to indemnify and hold Tenant harmless from any and all claims, liabilities, damages and obligations of any nature arising from or as a result of such contamination.

20.2 Tenant represents, warrants, and covenants to Landlord that:

(a) Tenant will cause the Premises at all times to be and remain in compliance with all applicable laws, ordinances, and regulations (including consent decrees and administrative orders) relating to public health and safety and protection of the environment, including those statutes, laws, regulations, and ordinances identified in subparagraph (f), all as amended and modified from time to time (collectively, “Environmental Laws”). Tenant agrees to obtain and keep in effect all governmental permits and approvals relating to the use or operations of the Premises required by applicable Environmental Laws, and Tenant agrees to comply with the terms of the same.

(b) Tenant will not generate, manufacture, store, treat, transport, release, or dispose of “Hazardous Material”, as that term is defined in subparagraph (f), on, in, under, about or from the Premises, Building or Complex, other than in such quantities as are required for the conduct of Tenant’s business allowed under this Lease, and other than those lawfully incorporated into the Premises, in keeping with good construction practices, as appropriate building materials, and then only in compliance with all Environmental Laws, health, safety, handling, reporting and disclosure laws, regulations and rules. Tenant shall promptly provide to Landlord upon written request, but not more often than once in any twelve month period unless Landlord has reasonable cause to believe that Tenant is not in compliance with this Section 20, a detailed list of such materials used in the conduct of Tenant’s business or incorporated in the Premises, together with copies of all applicable permits related to such materials, if any. If any Hazardous Material (other than as permitted in the foregoing sentence) is found on the Premises, or if Tenant or any one of its employees, agents, contractors, suppliers or invitees causes, contributes to or aggravates any release or disposal of any Hazardous Material on, in, under or about the Premises, Building, or Complex, Tenant, at its own cost and expense will immediately take such action as is necessary to detain the spread of and remove the Hazardous Material to the complete satisfaction of Landlord and the appropriate governmental authorities. Notwithstanding anything herein to the contrary, Tenant shall have the right to generate, produce, bring upon, use, store, treat, and dispose of all materials required in the production of pharmaceutical compounds and the components thereof, and the right to generate, produce, bring upon, use, store, treat, and dispose waste and by-products of such pharmaceutical compound production at the volume and in a manner consistent with federal Environmental Protection Agency small quantity generator (SQG) standards, and otherwise in compliance with all applicable Environmental Laws.

(c) Tenant will immediately notify Landlord and provide copies upon receipt of all written complaints, claims, citations, demands, inquiries, reports, or notices relating to Tenant’s compliance with Environmental Laws. Tenant will, at its sole cost, promptly cure and have dismissed with prejudice any such action. Tenant will keep the Premises, Building and Complex free of any lien imposed pursuant to any Environmental Laws on account of Tenant’s generation, manufacture, storage, treatment, transportation, release, or disposal of Hazardous Material.

(d) If Tenant breaches or fails to comply with any of the foregoing warranties, representations, and/or covenants, Landlord may cause the removal (or other cleanup acceptable to Landlord) of any Hazardous Material (other than those expressly authorized herein) from the Premises, Building or Complex. The costs of such Hazardous Material removal and any other cleanup (including transportation and storage costs) will be additional rent under this Lease, whether or not a court or administrative agency has ordered the cleanup, due and payable on Landlord’s demand. Tenant hereby grants Landlord, its employees, agents and contractors, access to the Premises to remove or otherwise clean up any Hazardous Material. Landlord, however, has no affirmative obligation under this Lease to remove or otherwise clean up any Hazardous Material from the Premises, Building or Complex and nothing in this Lease will be construed as creating any such obligations.

(e) Tenant agrees to indemnify, defend, and hold Landlord and Landlord’s affiliates, shareholders, partners, directors, officers, employees and agents free and harmless from and against all losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, costs, judgments, suits, proceedings, damages (including consequential damages), disbursements, or expenses of any kind (including attorneys’ and experts’ fees and expenses and fees and expenses incurred in investigating, defending, or prosecuting any litigation, claim, or proceeding) that may at any time be imposed upon, incurred by, asserted, or awarded against Landlord or any of them in connection with or arising from or out of Tenant’s obligations under this Section 20.

This indemnification is the personal obligation of Tenant and shall survive the expiration or earlier termination of this Lease.

(f) For purposes of this Lease “Hazardous Material” means:

i. “Hazardous substances” or “toxic substances” as those terms are defined by the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA), 42 U.S.C. #9601, et seq., as amended to and after this date.

ii. “Hazardous wastes”, as that term is defined by the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. #6901, et seq., as amended to and after this date.

iii. Any pollutant or contaminant or hazardous, dangerous, or toxic chemicals, materials, or substances within the meaning of any other applicable federal, state, or local law, regulation, ordinance, or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic, or dangerous waste substance or material, all as amended to and after this date.

iv. Crude oil or any fraction of it that is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute).

v. Any radioactive material, including any source, special nuclear, or byproduct material as defined at 42 U.S.C. #201 1, et seq., as amended to and after this date.

vi. Asbestos in any form or condition.

vii. Polychlorinated biphenyl’s (PCB’s) or substances or compounds containing PCB’s.

(g) Tenant shall not (either with or without negligence) cause or permit the escape, disposal or release of any biologically or chemically active or other Hazardous Materials. Tenant shall not allow the storage or use of Hazardous Materials in any manner not sanctioned by law or by the highest standards prevailing in the industry for the storage and use of such Hazardous Materials, nor allow to be brought into the Premises any such materials or substances except to use in the ordinary course of Tenant’s business, and then only after written notice is given to Landlord of the identity of such substances or materials. If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of Hazardous Materials, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional charges if such requirement applies to the Premises. In addition, Tenant shall execute affidavits, representations and the like from time to time at Landlord’s request concerning Tenant’s best knowledge and belief regarding the presence of Hazardous Materials on the Premises. In all events, Tenant shall indemnify Landlord in the manner elsewhere provided in this Lease from any release of Hazardous Materials on the Premises occurring while Tenant is in possession, or elsewhere if caused by Tenant or persons acting under Tenant. The within covenants shall survive the expiration or earlier termination of the Lease Term.

21. DEFAULT.

21.1 Events of Default. The occurrence of any of the following shall constitute an “Event of Default” by Tenant:

(a) Tenant fails to pay any Monthly Installment or Additional Rent payment when due and such default shall continue for seven (7) days after written notice from Landlord of the delinquency.

(b) Tenant abandons the Premises without paying Rent.

(c) Tenant fails to comply with any of the provisions of Section 20 - Environmental Compliance.

(d) Any guarantor of this Lease is in default under any guaranty of this Lease.

(e) Tenant fails, within sixty (60) days after the commencement of any proceedings against Tenant seeking relief under any reorganization, arrangement, consolidation, readjustment, liquidation, dissolution or similar arrangement or proceeding under any state or federal bankruptcy or other statute, law or regulation, to have such proceedings dismissed, or Tenant fails, within sixty (60) days after any appointment pursuant to any state or federal bankruptcy or other statute, law or regulation, without Tenant’s consent or acquiescence, of any trustee, receiver or liquidator for the Premises, for Tenant or for all or any substantial part of Tenant’s assets, to have such appointment vacated.

(f) Tenant fails to perform or comply with any provision of this Lease other than those described in (a) through (e) above, and such failure is not cured within thirty (30) days after Tenant receives written notice thereof or, if such failure cannot be cured within such thirty (30) day period, Tenant fails within such thirty (30) day period to commence, and thereafter diligently and continuously proceed with, all actions necessary to cure such failure as soon as reasonably possible but in all events within ninety (90) days of its receipt of such written notice; provided, however, that if Landlord in its reasonable judgment determines that such failure cannot or will not be cured by Tenant within such ninety (90) days, then such failure shall constitute an Event of Default immediately upon the receipt of such written notice by Tenant.

(g) If applicable, Tenant fails to timely post the Letter of Credit (as said term is defined in Exhibit “A”, Section 4).

21.2 Remedies. Upon the occurrence of an Event of Default, then without any further notice, demand or delay Landlord shall have the following remedies, which shall not be exclusive but shall be cumulative and shall be in addition to any other remedies now or hereafter allowed by law:

(a) If Tenant shall have abandoned the Premises without paying Rent, Landlord may, without terminating this Lease, change the locks on the doors to the Premises and exclude Tenant therefrom.

(b) Landlord may, upon notice to Tenant, terminate this Lease, or without notice to Tenant re-enter the Premises, change the locks on the doors to the Premises and exclude Tenant therefrom, all without terminating this Lease. No re-entry or taking possession of the Premises by Landlord shall be construed as an election on its part to terminate this Lease unless a notice of such intention is given to Tenant (all other demands and notices of forfeiture or other similar notices being hereby expressly waived by Tenant). Upon the service of any such notice of termination, the Term of this Lease shall automatically terminate. Should Landlord at any time terminate this Lease for any breach, in addition to any other remedies it may have, it may recover from Tenant all damages it may incur by reason of such breach, including the cost of recovering the Premises, reasonable attorneys’ fees, and the value at the time of such termination of any rent reserved in this Lease for the remainder of the term over the then reasonable rental value of the Premises for the remainder of such term (after taking into account the amount of time Landlord reasonably expects it will take to have a replacement tenant begin paying rent for the Premises and the out-of-pocket costs incurred in connection with such reletting), all of which amount shall be immediately due and payable from Tenant to Landlord.

(c) Landlord may require that, upon any termination of the Lease or Tenant’s right to possession without termination of this Lease, Tenant shall immediately surrender possession of the Premises to Landlord, vacate the same and remove all effects therefrom except those that may not be removed under other provisions of this Lease or that are subject to Landlord’s statutory lien. If Tenant fails to surrender possession and vacate as aforesaid, Landlord may forthwith re-enter the Premises and expel and remove Tenant and any other persons and property therefrom, without being deemed guilty of trespass, eviction, conversion or forcible entry and without thereby waiving Landlord’s rights to rent or any other rights given Landlord under this Lease or at law or in equity. If Tenant does not remove all effects from the Premises, Landlord may either declare such effects abandoned and dispose of the same in any reasonable manner without liability to Tenant or any other party, or remove any or all of such effects in any manner it shall choose and store the same without liability to Tenant. Tenant shall pay Landlord on demand any expenses incurred in such removal and storage for any length of time during which the same shall be in Landlord’s possession or in storage.

(d) Landlord can continue this Lease in full force and effect, and Landlord shall have the right to collect Annual Base Rent and Additional Rent when due. After Tenant’s right to possession is terminated, Landlord may enter the Premises and may make such alterations and repairs as it shall determine may be reasonably necessary to relet the Premises and Landlord will make reasonable efforts to cause the Premises to be relet upon such terms and conditions as Landlord in its sole discretion may deem advisable. Upon any reletting, all rentals received by Landlord from such reletting shall be applied as follows: first, to the payment of any indebtedness other than rent or other charges due under this Lease from Tenant to Landlord; second, to the payment of any costs and expenses of such reletting, including brokerage fees, reasonable attorneys’ fees and costs of such alterations and repairs; and third, to the payment of Annual Base Rent and Additional Rent and other charges due and unpaid hereunder. In no event shall Tenant be entitled to receive any surplus of any sums received by Landlord on a reletting in excess of the rental and other charges payable hereunder. If such rentals and other charges received from such reletting during any month are less than those to be paid during that month by Tenant, Tenant shall pay any such deficiency to Landlord upon demand. No act by Landlord allowed by this Section shall terminate this Lease unless Landlord notifies Tenant in writing that Landlord elects to terminate this Lease. In the event that Landlord terminates the right of Tenant to possess the Premises without terminating this Lease as aforesaid, Landlord shall use reasonable measures in an effort to mitigate its damages by reletting the Premises or any part thereof for the account of Tenant at such rent, for such time (which may be for a term extending beyond the stated term of this Lease) and upon such terms as Landlord, in Landlord’s sole discretion, shall determine, and Landlord shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant relative to such reletting.

21.3 Receipt of Monies. No receipt of monies by Landlord from or for the account of Tenant or from anyone in possession or occupancy of the Premises after the giving of any notice under this Lease, including, without limitation, a notice of termination of this Lease, shall reinstate, continue or extend the Term of this Lease or affect any notice given to Tenant prior to the receipt of such money. No payment by Tenant or receipt by Landlord of a lesser amount than the charges herein reserved shall be deemed to be other than on account of the earliest stipulated rent or other charges owed by Tenant, nor shall any endorsement or statement on any check or on any letter accompanying any check be deemed to be an accord and satisfaction. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant.

21.4 Bankruptcy. If at any time there exists an act of bankruptcy, which shall include the filing by Tenant or any guarantor of a petition in bankruptcy (including, without limitation, a petition for liquidation, reorganization or for adjustment of debts of an individual with regular income), the filing of any such petition against Tenant or any guarantor with such party failing to secure a dismissal thereof within thirty (30) days after the filing thereof, or Tenant or any guarantor becoming insolvent or admitting in writing an inability to pay its debts as they mature, or making an assignment for the benefit of creditors or petitioning for or entering into an arrangement with creditors or a custodian being appointed or taking possession of Tenant’s or any guarantor’s property whether or not a judicial proceeding is instituted, then this Lease at Landlord’s option shall (if permitted by law) be terminated, in which event neither Tenant, any guarantor, nor any person claiming through or under Tenant or any guarantor or by virtue of any statute or court order shall be entitled to possession of the Premises. Landlord, in addition to the other rights and remedies given by this Lease or by virtue of any statute or rule of law, may retain as liquidated damages any rent or any monies received by Landlord from Tenant or others on behalf of Tenant.

21.5 Legal Expenses. In case an attorney is retained by Landlord or Tenant to enforce its rights hereunder, the respective party is entitled to recover its reasonable attorneys’ fees. Should suit shall be brought because of the alleged breach of any agreement or obligation contained in this Lease on the part of Tenant or Landlord to be kept or performed, and a breach shall be established, the prevailing party shall be entitled to recover all expenses incurred therefor, including reasonable attorneys’ fees and legal expenses.

21.6 Landlord’s Right to Cure Default. If Tenant fails to perform any agreement or obligation on its part to be performed under this Lease, Landlord shall have the right (but shall be under no obligation), if no emergency exists, to perform the same upon ten (10) days’ notice to Tenant, and, in any emergency, to perform the same immediately without notice or delay. For the purpose of curing Tenant’s defaults as aforesaid, Landlord shall have the right to enter the Premises and Tenant shall within ten (10) days after demand reimburse Landlord for any costs incurred by Landlord to cure any of Tenant’s defaults, including reasonable attorneys’ fees. Except for gross negligence or willful misconduct by Landlord, Landlord shall not be liable for any loss, inconvenience, annoyance or damage resulting to Tenant or anyone holding under Tenant for any action taken by Landlord pursuant to this Section. Any act done by Landlord pursuant to this Section shall not constitute a waiver of any such default by Tenant or a waiver of any covenant, term or condition herein contained or the performance thereof.

21.7 Rights and Remedies. The rights and remedies given to Landlord in this Lease are distinct, separate, non-exclusive and cumulative rights and remedies, in addition to every other remedy at law or in equity, and may be exercised concurrently. No delay or failure by Landlord to insist upon the strict performance of any agreement, term, covenant or condition hereof, or to exercise any right or remedy consequent upon a breach thereof, and no acceptance of full or partial rent during the continuance of any such breach, shall constitute a waiver of any such breach, agreement, term, covenant or condition. No waiver by Landlord of any breach (including the recurrent failure to timely pay rent) by Tenant under this Lease or of any breach by any other tenant under any other lease of any portion of the Complex shall affect or alter this Lease in any way whatsoever or be construed as a waiver of any subsequent breach.

21.8 Security Deposit. Tenant shall pay Landlord the Security Deposit, concurrently with the execution of this Lease, which sum shall be retained by Landlord as security for Tenant’s full, timely and faithful performance of all of Tenant’s obligations hereunder, including but not limited to the payment of Annual Base Rent, Operating Expenses and Real Estate Taxes. If Tenant fails to pay such amount or any other charges hereunder or otherwise defaults with respect to any provisions of this Lease, Landlord may, at its option, apply all or any portion of the Security Deposit to the payment thereof or for payment of any other sums for which Landlord may become obligated by reason of Tenant’s default, or to compensate Landlord for any loss or damage that Landlord may suffer thereby. If Landlord so uses or applies all or any portion of the Security Deposit, Tenant shall, within ten (10) days after written demand therefor, deposit with Landlord an amount sufficient to restore the Security Deposit to the full amount stated in Section 1, above, and Tenant’s failure to do so shall be a material breach of this Lease. Tenant shall not be entitled to any interest upon the Security Deposit, nor shall Landlord be required to segregate or hold the Security Deposit separate from Landlord’s other funds, but shall carry such sum as a bookkeeping entry only. In the event that Tenant shall fully perform the covenants and provisions of this Lease, Landlord shall refund the Security Deposit, or the unused balance thereof, if any, to Tenant within thirty (30) days after the expiration or sooner termination of the Term of this Lease.

21.9 Default by Landlord.

(a) If Landlord shall fail or neglect to perform or observe any of the terms, covenants or conditions of this Lease on its part to be performed or observed within thirty (30) days after receipt of written notice of default or, when more than thirty (30) days are reasonably required because of the nature of the default, if Landlord shall fail to commence and proceed diligently and continuously to cure such default within thirty (30) days after receipt of written notice from Tenant, then Landlord shall be liable for any and all damages sustained by Tenant as a result of Landlord’s breach.

(b) Provided that Tenant has been notified in writing of the most current mailing address of Landlord’s Mortgagee, Tenant shall notify said Mortgagee of Landlord’s default and shall afford said Mortgagee the opportunity to cure Landlord’s default for a period of thirty (30) days following the later of: the Mortgagee’s receipt of such notice; or expiration of Landlord’s cure period.

(c) Landlord shall reimburse Tenant for its out-of-pocket costs directly incurred by Tenant as a result of curing Landlord’s breach, within thirty (30) days of receipt of an itemized bill therefore, provided Tenant fully complies with each of the following:

(i) Landlord receives thirty (30) days (the “Notice Period”) prior written notice from Tenant of its intent to commence such repairs, including a detailed description of the work to be performed together with a copy of at least two (2) fixed bids from reputable contractors skilled in the subject area.

(ii) Within the Notice Period, Landlord does not send Tenant written notice disputing any aspect of the contemplated work, including Landlord’s liability thereof, the manner of the contemplated work, the cost of the work or the selection of the contractor.

(iii) Tenant submits copies of all paid invoices together with lien waivers signed by each vendor/contractor indicating that they have been paid in full for all services rendered and materials supplied.

(iv) Tenant secures all necessary governmental approvals prior to commencement of any work.

(d) In the event Landlord sends Tenant written notice disputing any aspect of the contemplated work within the Notice Period, the parties shall immediately meet to attempt to resolve such dispute. If the dispute relates to a matter other than Landlord’s legal liability therefor and the dispute is not resolved within thirty (30) days following expiration of the Notice Period, the parties shall choose an expert to resolve the matter. If the parties cannot agree upon an expert within fifteen (15) days, the parties shall then each choose an expert who shall in turn choose a third expert who will alone determine the appropriate resolution of the dispute. For purposes of this provision, an “expert” shall refer to a reputable individual who is licensed to perform services in the specific area of the contemplated work and who has a significant amount of experience in actually performing such services.

21.10 If an Event of Default occurs, Landlord and Tenant will each use reasonable efforts to mitigate their damages. Landlord will be conclusively deemed to have fulfilled its obligation to do so if it lists the Premises for lease with a real estate broker on terms recommended by the broker. Tenant will not have any claim against Landlord on account of Landlord’s failure to mitigate its damages; however, it will have a defense to a claim by Landlord to the extent allowed by law.

22. SURRENDER OF POSSESSION.

22.1 Condition. At the expiration or earlier termination of the Term hereof, Tenant shall surrender the Premises broom-clean in good condition and repair and in compliance with the other terms and conditions of this Lease relating to the condition of the Premises, including Section 22.3 below. For purposes of clarity, Tenant is not required to restore the Premises to its condition prior to the installation of the Tenant Improvements.

22.2 Holding Over. With at least thirty (30) days’ prior written notice to Landlord (the “Holdover Notice”), Tenant shall be permitted a grace period of up to sixty (60) days of holdover following expiration of this Lease at the then current Monthly Installment of Annual Base Rent and Additional Rent due under this Lease, on the condition that Tenant is taking all reasonable steps to vacate the Premises. The Holdover Notice must set forth the number of days, up to sixty (60) (the “Allowed Holdover Period”), that Tenant will remain in, and liable for the payment of Rent for, the Premises. During the Allowed Holdover Period, Tenant shall be obligated to abide by all of the terms and conditions of the Lease. After expiration of the Allowed Holdover Period, Tenant shall be a tenant-at-sufferance whose occupancy is subject to all of the conditions of this Lease insofar as the same are applicable to a hold-over tenant, except that the Monthly Installment of Annual Base Rent payable by Tenant shall be an amount equal to one hundred fifty percent (150%) of the Annual Base Rent and Additional Rent paid by Tenant during the last month of the Term or any Extended Term allowed hereunder. Tenant shall indemnify and hold Landlord harmless from and against all claims, liabilities, damages, costs or expenses, including reasonable attorneys’ fees and costs of defending the same, incurred by Landlord and arising from Tenant’s failure to timely surrender the Premises following expiration of the Allowed Holdover Period, including (i) any rent payable by or any loss, cost, or damages, including lost profits, proven by any prospective tenant of the Premises, (ii) Landlord’s damages as a result of such prospective tenant rescinding or refusing to enter into the prospective lease of the Premises by reason of such failure to timely surrender the Premises, or its termination of an already executed lease, and (iii) Landlord’s damages as a result of any delay in Landlord’s ability to ready the Premises (or any portion thereof) for the next occupant. Nothing contained herein shall limit Landlord’s right to change the locks and to immediately recover possession of the Premises from Tenant following expiration of the Allowed Holdover Period or from evicting Tenant from the Premises in the manner set forth under Arizona law.

22.3 Fixtures. All partitions, wall covering, ceilings, sinks, plumbing, floor covering, and other improvements within the Premises shall become the property of Landlord at the moment of completion of installation; provided, however, Landlord may direct Tenant to remove, upon the termination of this Lease and at Tenant’s sole cost and expense, any such improvements not previously approved by Landlord and any such other improvements required to be removed as indicated by Landlord at the time of Landlord’s consent to same. Tenant shall retain ownership of all removable trade fixtures and machinery (“Tenant’s Property”) placed in the Premises by Tenant. Prior to the expiration of the Term, Tenant shall remove all Tenant’s Property and repair any damages occasioned by such removal at Tenant’s expense. Upon the failure of Tenant to remove Tenant’s Property prior to expiration of the Term, all remaining Tenant’s Property shall, at Landlord’s election, be deemed abandoned by Tenant. Notwithstanding anything contained herein to the contrary, Landlord shall have no right to compel Tenant to remove and restore floor coverings, wall partitions or carpet, and any Landlord’s Work.

23. NOTICES.

Any notice, demand, consent, approval, direction, agreement or other communication required or permitted under this Lease or under any other documents in connection herewith shall be in writing to Tenant at the address set forth in Section 1.3 or to Landlord at its then current address for the payment of rent under this Lease. Notices shall be deemed sufficient notice and service, if such notice is delivered (i) personally or by a nationally-recognized overnight courier service providing proof of delivery, in which case they shall be deemed delivered on the date of delivery (or first business day thereafter if delivered other than on a business day); or, (ii) by U.S. certified mail, postage prepaid, return receipt requested, in which case they shall be deemed delivered on the date shown on the receipt unless delivery is refused or delayed by the addressee in which event they shall be deemed delivered on the third day after the date of deposit in the U.S. Mail. Either party may hereafter change the address for notice stated in Section 1, above, by notifying the other party in writing of the new address.

24. OCCUPANCY.

If Landlord permits Tenant to occupy the Premises prior to the Commencement Date, such occupancy shall be governed by all of the terms and conditions of this Lease, including the requirement under Section 13 of this Lease to maintain insurance. However, Tenant shall not owe Landlord any sums for Annual Base Rent, Real Estate Taxes or Operating Expenses associated with the Premises during said early occupancy period. Landlord shall be the sole judge as to when the Premises are ready for occupancy.

25. JOINT AND SEVERAL LIABILITY.

In the event that two or more individuals, corporations, partnerships or other entities (or any combination of two or more thereof) shall sign this Lease as Tenant: (i) the liability of each individual, corporation, partnership or other entity to perform all obligations hereunder shall be deemed to be joint and several; and, (ii) any of the signers of the Lease, acting individually, has the power to bind all of the signers of the Lease by its execution of any subsequent document relating to the Lease (such as an amendment). In like manner, in the event that Tenant shall be a partnership or other business association, the members of which are, by virtue of statute, or general law, subject to personal liability, then and in that event, the liability of each such member shall be deemed to be joint and several.

26. QUIET ENJOYMENT.

So long as Tenant is not in default under any of the covenants and agreements of this Lease, Tenant’s quiet and peaceable enjoyment of the Premises shall not be disturbed by Landlord or by any person claiming by, through, or under Landlord.

27. BROKERAGE FEES.

Tenant represents that it has not had or dealt with any realtor, broker or agent in connection with the negotiation of this Lease, except for Cresa Global, Inc. (“Tenant’s Broker”), and Tenant shall pay and hold Landlord harmless from any cost, expense or liability (including costs of suit and attorneys’ fees) for any compensation, commission or charges claimed by any realtor, broker or agent with respect to this Lease and the negotiation thereof, other than a claim of the Broker and a claim based upon any written agreement between such person and Landlord. Landlord represents that it has not entered into a written agreement with any broker other than Colliers International (“Landlord’s Broker”) with respect to the leasing of the Premises and which is in effect this date. Landlord shall compensate the Brokers named hereinabove pursuant to a separate agreement.

28. GENERAL.

28.1 Consent. Whenever under this Lease provision is made for Tenant to secure the consent of Landlord, such consent shall be in writing. The consent by either party to any act by the other party of a nature requiring consent shall not be deemed to constitute consent to any future similar act.

28.2 Lease Negotiation. The submission of this Lease for examination does not constitute an offer, a reservation of or option for the Premises, and this Lease shall become effective only upon execution and delivery thereof by both parties.

28.3 No Modification. This writing is intended by the parties as a final expression of their agreement and as a complete and exclusive statement of the terms thereof. No course of prior dealings between the parties or their officers, employees, agents or affiliates shall be relevant or admissible to supplement, explain or vary any of the terms of this Lease. No representations, understandings or agreements have been made or relied upon in the making of this Lease other than those specifically set forth herein. This Lease can be modified only by a writing signed by the party against whom the modification is seeking to be enforced.

28.4 Severability. If any term or provision of this Lease, or any portion thereof, or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, then the remainder of this Lease and the application of such term or provision to persons or circumstances, other than those as to which it is held invalid or unenforceable, shall not be affected and shall be valid and be enforced to the fullest extent permitted by law.

28.5 Third Party Beneficiary. Nothing contained in this Lease shall be construed so as to confer upon any other party the rights of a third party beneficiary except rights contained herein for the benefit of Landlord’s Mortgagee.

28.6 Headings. The headings of the Sections and Subsections herein are for convenience only, and do not limit or construe the contents of such Sections and Subsections.

28.7 Force Majeure. Whenever a period of time is herein provided for either party to perform, said party shall not be responsible for, and there shall be excluded from the computation of such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, national emergency, acts of a public enemy, governmental restrictions, laws or regulations, or any other cause or causes, whether similar or dissimilar to those enumerated, beyond its reasonable control. This Section shall not excuse Tenant, under any circumstances, from the prompt payment of Base Rent, Additional Rent, or any other payments required by the terms of this Lease to be paid by Tenant to Landlord.

28.8 Parties in Interest. The terms, conditions, covenants and agreements herein contained shall inure to the benefit of and shall bind the parties hereto and their respective successors and permitted assigns.

28.9 Waiver. No provisions of this Lease shall be deemed waived unless such waiver is in writing and signed. The waiver of any breach of any provision of this Lease shall not be deemed a waiver of such provision or of any subsequent breach of the same or any other provision of this Lease. No delay or omission in the exercise of any right or remedy shall impair such right or remedy or be construed as a waiver. Landlord’s acceptance of any payment of rent due under this Lease shall not be deemed a waiver of any default by Tenant under this Lease, including Tenant’s recurrent failure to timely make Monthly Installment or Additional Rent payments, and no endorsement or statement on any check or accompanying any check or payment shall be deemed an accord and satisfaction. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant.

28.10 Jury Trial. Landlord and Tenant hereby mutually waive any and all rights which either may have to request a jury trial in any proceeding at law or in equity in any court of competent jurisdiction.

28.11 Limitation of Liability. Tenant acknowledges and agrees that the liability of Landlord under this Lease shall be limited to its interest in the Building and any judgments rendered against Landlord shall be satisfied solely out of the proceeds of sale of its interest in the Complex. No personal judgment shall lie against Landlord upon extinguishment of its rights in the Complex and any judgment so rendered shall not give rise to any right of execution or levy against Landlord’s assets. The provisions hereof shall inure to Landlord’s successors and assigns including any Mortgagee. The foregoing provisions are not intended to relieve Landlord from the performance of any of Landlord’s obligations under this Lease, but only to limit the personal liability of Landlord in case of recovery of a judgment against Landlord.

28.12 Authority. If Tenant is a corporation, partnership or other form of business entity, each of the persons executing this Lease on behalf of Tenant warrants and represents that Tenant is a duly organized and validly existing entity, that Tenant has full right and authority to enter into this Lease and the persons signing on behalf of Tenant are authorized to do so and have the power to bind Tenant to this Lease. Tenant shall provide Landlord upon request with evidence reasonably satisfactory to Landlord confirming the foregoing representations.

28.13 Attorneys’ Fees. In the event suit is brought for the recovery of the Premises, or any sum due hereunder, or because of any act which may arise out of possession of the Premises, the prevailing party shall be entitled to recovery of all costs incurred therein, including reasonable attorneys’ fees.

28.14 No Partnership. Nothing contained in this Lease shall be interpreted as creating a partnership, joint venture, or relationship of principal and agent between Landlord and Tenant, it being understood that the sole relationship created hereby is one of landlord and tenant.

28.15 Applicable Law. This Lease shall be governed by and construed in accordance with the laws of the State of Arizona.

28.16 Entire Agreement.

(a) This Lease contains the entire understanding and agreement of the parties hereto. All prior negotiations, understandings and agreements between the parties have been incorporated herein and are superseded hereby.

(b) Tenant acknowledges and agrees that no prior information provided or statements made by Landlord or its agent(s) (“Prior Information”), including without limitation, estimated Operating Expenses and Real Estate Taxes, any other financial matters, and any matters related to:

(i) Any of the premises in the Building or Complex;

(ii) The Building itself or the Complex itself; or

(iii) The number or kind of tenants in the Building or Complex,

have in any way induced Tenant to enter into this Lease.

(c) Tenant acknowledges that prior to entering into this Lease, the Tenant has satisfied itself of all its concerns by conducting an independent investigation of the validity of such Prior Information.

28.17 Restrictive Covenants at Northgate Corporate Center. Tenant’s use of the Premises shall comply with the restrictive covenants now in force or later imposed on the Premises. Notwithstanding the foregoing, Landlord hereby represents and warrants that it will not take any action that might materially interfere with Tenant’s ability to use the Premises for the Permitted Use.

28.18 Additional Terms. Additional terms to this Lease, if any, are attached as Exhibit “A”.

28.19 Waivers by Tenant.

A. Declaratory Judgment Action. Tenant agrees to waive its right to bring a declaratory judgment action with respect to any notice of violation or default sent pursuant to any provision of this Lease.

B. Injunctive Relief. Tenant agrees to waive its right to seek injunctive relief that would stay, extend, or otherwise toll any of the time limitations or provisions of this Lease or any notice sent pursuant thereto.

28.20 Tenant Financial Information. Within fifteen (15) days after request therefor by Landlord (but in no event more than two (2) times per calendar year), Tenant shall supply to Landlord such financial information as may be reasonably requested by Landlord in the following circumstances: (i) in connection with a prospective mortgage loan on the Complex; (ii) in connection with any lease amendment or exercise of any tenant option or right; or (iii) in connection with a prospective sale of the Complex or sale of an interest therein.

28.21 Counterparts/Electronic Signatures. This Lease may be executed in multiple counterparts, each of which shall be effective upon delivery and, thereafter, shall be deemed to be an original, and all of which shall be taken as one and the same instrument with the same effect as if each party had signed on the same signature page. This Lease may be transmitted by fax or by electronic mail in portable document format (“pdf”) and signatures appearing on faxed instruments and/or electronic mail instruments shall be treated as original signatures.

28.22 Time of Essence. Time is of the essence with respect to the obligations to be performed under this Lease.

28.23 Address Change. Landlord and Tenant hereby agree to work together and in good faith and diligence in regard to satisfying Tenant’s need, if any, in soliciting from the applicable governmental entity having jurisdiction thereof a separate address for each of the 503B Space and the Pharmacy Space. As it relates to this Section, Landlord acknowledges and agrees Tenant has the right to subdivide the Premises into three (3) or more separate suites and designate each with separate suite numbers, or such other designation as may be required under state and federal pharmacy/outsourcing facility permit requirements, as long as said separation is accomplished in compliance with any current and/or future government regulations.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

LANDLORD:

Northgate Office, LLC,

a Delaware limited liability company

By: Blackhawk Northgate JV, LLC,

a Delaware limited liability company

Its: Sole Member

By: VWP Blackhawk Manager, LLC,

a Delaware limited liability company

Its: Operating Member

By: ViaWest Properties, LLC,

        an Arizona limited liability company

Its: Manager

By:	/s/ Steven R. Schwarz
Name:	Steven R. Schwarz
Its:	Manager

TENANT:

Direct Vet Marketing, Inc., a Delaware corporation

By:	/s/ Timothy D. Ludlow
Print Name:	Timothy D. Ludlow
Title:	CFO

EXHIBIT “A”

ADDITIONAL TERMS AND CONDITIONS

This Exhibit forms a part of that certain Lease by and between NORTHGATE OFFICE, LLC, a Delaware limited liability company, Landlord, and DIRECT VET MARKETING, INC., a Delaware corporation, Tenant, for space in the Building located at 20401 N. 29th Ave., Phoenix, Arizona 85027. The parties further agree as follows:

1. Abated Rent. Notwithstanding any provision of this Lease to the contrary, but subject to the condition that Tenant is not in default in the performance of any of its obligations under this Lease, beyond any applicable notice and cure period, Landlord hereby releases Tenant from the obligation to pay its Monthly Installment of Annual Base Rent and Additional Rent (but not utilities and janitorial services) for the first fifteen (15) months of the Lease following the Commencement Date (“Abated Rent Period”); provided, however, that in the event that Tenant defaults in the performance of any of its obligations during the Lease Term and fails to cure such default within the applicable cure period, then the amount of Annual Base Rent which Tenant was released from the obligation to pay during the Abated Rent Period shall become immediately due and payable to Landlord as Additional Rent hereunder. Notwithstanding the foregoing, in the event Landlord does not terminate this Lease as a result of an Event of Default and Tenant later satisfies its obligations hereunder, then as of the first day of the calendar month following the date such Event of Default was cured, the Tenant’s right to any future abated Rent will be restored. During the Abated Rent Period, Tenant shall remain obligated to pay Landlord for all Additional Rent and other charges payable pursuant to the Lease, including, but not limited to, Real Estate Taxes and Operating Expenses.

2. Option to Extend. Subject to paragraphs c. and d. below, Tenant may at its option extend the Term of this Lease for the entire Premises for two (2) periods of five (5) years each (each, an “Extension Term”) upon the same terms contained in this Lease except for the amount of Base Rent payable during the Extension Term as set forth below, and expressly excluding (i) the provisions of this section, (ii) any provision providing for abatement of Base Rent or parking charges, (iii) any provisions for tenant improvement allowances or relocation allowances, (iv) the provisions of the Tenant Improvements, and (v) any terms, covenants and conditions that are expressly or by their nature inapplicable to the Extension Term, all of which shall be deemed void and of no further force or effect. Tenant shall have no additional extension options. Tenant’s Option to Extend shall be transferable only in connection with a full assignment of the Lease in its entirety to a Permitted Assignee (as defined in the Lease) in accordance with Section 14 of the Lease.

a. The Annual Base Rent during the Extension Term shall be the then prevailing fair market rate (the “Market Rate”) for a comparable term commencing on the first day of the Extension Term. The Market Rate shall be determined taking into consideration the rents being charged at the time such determination is to be made for comparable office space in the surrounding Phoenix area for leases with terms and provisions substantially similar to those contained in this Lease and discounts to Annual Base Rent shall be made to take into consideration an “as-is” extension, without Landlord providing any tenant improvement allowance.

b. To exercise its option, Tenant must deliver a binding notice (the “Tenant’s Notice”) to Landlord on or before the date that is six (6) months prior to the commencement date of the Extension Term, but no earlier than the date that is twelve (12) months prior to the commencement date of the Extension Term. Thereafter, Landlord and Tenant shall commence negotiations to agree upon the Market Rate within thirty (30) days after Landlord’s receipt of Tenant’s Notice. Within thirty (30) days after Landlord and Tenant agree upon the Market Rate, Landlord shall submit an amendment to Tenant to reflect the terms of the Extension Term. If Tenant fails to give Tenant’s Notice timely, Tenant will be deemed to have waived its option to extend. If Tenant fails to execute the amendment delivered by Landlord within thirty (30) days of its receipt thereof, without a good faith reason for doing so, the Lease shall expire on the Expiration Date.

c. If the parties are unable to come to an agreement as to the Market Rate within the thirty (30) day period referenced in Paragraph 2 above, then the matter shall be settled by arbitration in accordance with subparagraphs (i) and (ii) below:

(i) Within seven (7) days after expiration of the thirty (30) day period referenced in Paragraph 3 above, the parties shall select as an arbitrator a licensed real estate broker with at least five (5) years of experience in commercial real estate matters in the metropolitan area in which the Project is located (a “Qualified Broker”). If the parties cannot agree on a Qualified Broker, then within a second period of seven (7) days, each shall select a Qualified Broker and within ten (10) days thereafter the two (2) appointed Qualified Broker shall select a third Qualified Broker. The third Qualified Broker shall then act as the sole arbitrator. If one party shall fail to select a Qualified Broker within the second seven (7) day period, then the Qualified Broker chosen by the other party shall be the sole arbitrator.

(ii) Within twenty-one (21) days after submission of the matter to the arbitrator, the arbitrator shall determine the Market Rate for the Extension Term by choosing whichever of the estimates submitted by Landlord and Tenant the arbitrator judges to be more accurate. The arbitrator shall notify Landlord and Tenant of its decision, which shall be final and binding. If the arbitrator believes that expert advice would materially assist him, the arbitrator may retain one or more qualified persons to provide expert advice. The fees of the arbitrator and the expenses of the arbitration proceeding, including the fees of any expert witnesses retained by the arbitrator, shall be split evenly between the parties, regardless of whose estimate is selected. Each party shall also pay the fees of its respective counsel and the fees of any witness called by that party.

d. Tenant’s option to extend this Lease is subject to the conditions that: (i) on the date that Tenant delivers Tenant’s Notice exercising its option to extend, Tenant is not in material uncured financial default under this Lease, and has not been in material uncured financial default under this Lease during the twelve (12) months prior to the date that Tenant delivers Tenant’s Notice.

3. Merger. Tenant anticipates that during the month of December, 2018 it will complete a merger (the “Merger”) with a division of Henry Schein, Inc., a Delaware corporation, with the merged company to be named Vets First Corp., a Delaware corporation (“VFC”). Following its receipt of reasonably satisfactory evidence that the Merger has successfully been completed, Landlord will approve (at no cost to Tenant) the assignment of the Tenant’s right, title and interest under this Lease to VFC.

4. Letter of Credit. If the Merger is not successfully completed by March 31, 2019, then by April 15, 2019 Tenant agrees to post one (1) letter of credit (the “Letter of Credit”) in the principal amount of Five Million and 00/100 Dollars ($5,000,000.00), as security for the performance of its obligations under this Lease. The terms applicable to the Letter of Credit are set forth on Exhibit “H” to the Lease.

5. Early Occupancy. Subject to the terms and conditions of this Lease (including the obligation to obtain and keep in force the insurance coverages required of Tenant pursuant to Section 13 of the Lease, and the obligation to pay for the utilities and janitorial services that it uses, but excluding any obligation on the part of Tenant to pay Base Rent, Operating Expenses or Real Estate Taxes), Landlord grants Tenant early occupancy of the 503B Space. Early occupancy of the 503B Space shall extend for a period no greater than twelve (12) months from the Vacancy Delivery Date (the “Early Occupancy Period”). During the Early Occupancy Period, Tenant will be entitled to operate the 503B portion of its business in the limited capacity required to obtain, and while applying to, the various state and federal regulatory agencies for the licenses and approvals needed for it to fully operate its business, including the Food and Drug Administration and the fifty (50) state boards of pharmacy (collectively, the “Approvals”). Tenant agrees to work diligently and in good faith to obtain the Approvals.

6. Right of Termination. Upon written notice (the “Termination Notice”) that must be received by Landlord by the last day of the Early Occupancy Period, Tenant has the right to terminate this Lease as to the 503B Space only in the event Tenant is unable to obtain the Approvals. In order to properly exercise its right of termination, the Termination Notice must be accompanied by a check equal to any upfront costs incurred by Landlord in connection with the 503B Space, including the pro-rata portion of the brokerage commissions and attorneys’ fees applicable to the 503B Space, plus three (3) months of Base Rent applicable to the 503B Space, and the applicable sales and transaction privilege taxes due on all of the foregoing (collectively, the “Termination Payment”). Landlord will provide Tenant with the amount of the Termination Payment within fifteen (15) days of its receipt of Tenant’s written request for said figure. The portion of the Lease applicable to the Pharmacy Space will not be affected by the Tenant’s exercise of its right of termination as to that portion of the Lease relating to the 503B Space.

7. Rights of Expansion.

(a) First Right to Lease. From the date of Landlord’s execution of the Lease to the earlier of ninety (90) days after completion of the Merger and June 30, 2019 (the “Exercise Date”), Tenant shall have the right to lease the entirety of the balance of the Building or, as more fully described below, such lesser amount thereof as to which Landlord has a bona fide prospect (the “Remainder Space”) by notifying Landlord in writing (“Tenant’s RS

Notice”) of its desire to do so, provided Tenant’s RS Notice is received by Landlord prior to the Exercise Date. Alternatively, if prior to the Exercise Date Landlord has a bona fide prospect for the Remainder Space, then Landlord can notify Tenant (“Landlord’s Notice”) that Tenant has ten (10) days from its receipt thereof within which to advise Landlord, in writing (also a “Tenant’s RS Notice”), whether it wants to lease the Remainder Space. If Tenant timely exercises it right to lease the Remainder Space, then the Remainder Space will become part of the Premises on all of the terms and conditions of the Lease, except as follows: the Monthly Installment of Base Rent applicable to the Remainder Space will be the same as that being charged for the original Premises; the term will be co-terminous with the term applicable to the original Premises; the security deposit will be equal to the last Monthly Installment of Base Rent, plus applicable taxes; the abated rent and the tenant improvement allowance to which Tenant will be entitled will be pro-rated based on the relationship between the length of time that the Remainder Space is part of the Premises and the one hundred fifty-nine (159) full calendar month term of the Lease as to the original Premises; and, the term as to the Remainder Space will commence on the earlier of the date Tenant substantially completes its improvements thereto, the date Tenant commences full scale business operations within the Remainder Space, and one hundred eighty (180) days following Landlord’s receipt of Tenant’s RS Notice.

(b) Outside Right to Lease. For the period that is ninety (90) days after the Exercise Date (the “Outside Date of Exercise”), Tenant shall have the right to lease the entirety of the balance of the Building or, as more fully described above, the Remainder Space, by notifying Landlord in writing (“Tenant’s Outside Notice”) of its desire to do so, provided Tenant’s Outside Notice is received by Landlord prior to the Outside Date of Exercise. Alternatively, if prior to the Outside Date of Exercise Landlord has a bona fide prospect for the Remainder Space, then Landlord can notify Tenant (“Landlord’s Notice”) that Tenant has ten (10) days from its receipt thereof within which to advise Landlord, in writing (also a “Tenant’s Outside Notice”), whether it wants to lease the Remainder Space. If Tenant timely exercises it right to lease the Remainder Space under this Section 7(b), then the Remainder Space will become part of the Premises on all of the terms and conditions of the Lease, except as follows: the Monthly Installment of Base Rent applicable to the Remainder Space will begin at $17.50/RSF/year, with annual increases of 2.5%; abated rent will run from the commencement date applicable to the Remainder Space through the last date of the Abated Rent Period; the tenant improvement allowance to which Tenant will be entitled will be $25.00/RSF; the term will be co-terminous with the term applicable to the original Premises; the security deposit will be equal to the last Monthly Installment of Base Rent, plus applicable taxes; and, the term as to the Remainder Space will commence on the earlier of the date Tenant substantially completes its improvements thereto, the date Tenant commences full scale business operations within the Remainder Space, and one hundred eighty (180) days following Landlord’s receipt of Tenant’s Outside Notice.

(c) Right of First Refusal. Provided an Event of Default by Tenant does not then exist under the Lease, Landlord has the obligation to inform Tenant in writing (the “Option Notice”) if Landlord believes, in good faith, that it has a bona fide prospect (the “Prospect”) to lease the Remainder Space. The Option Notice will describe the Remainder Space and the economic terms upon which Landlord has offered to lease all or a portion of the

Remainder Space to the Prospect. Tenant has the option (the “Expansion Option”) to lease the entire Remainder Space described in the Option Notice on the terms and conditions set forth in the Option Notice. To effectively exercise its Expansion Option, Tenant must inform Landlord in writing of its desire to lease the Remainder Space on the terms and conditions set forth in the Option Notice, which writing must be received by Landlord within ten (10) days of Tenant’s receipt of the Option Notice. If Tenant fails to timely exercise its Expansion Option, then Landlord has the right to lease all or a portion of the Remainder Space to the Prospect or to any other third-party on substantially the same terms as those specified in the Option Notice (with the phrase “on substantially the same terms as those specified in the Option Notice” being defined as terms that result in the net effective rent received by Landlord being within ten percent (10%) of the net effective rate that Landlord would have received had the prospective tenant executed a lease based exactly on the terms set forth in the Option Notice) or on terms more favorable to the Landlord. Notwithstanding any language herein to the contrary:

(i) The term of the Lease applicable to the Remainder Space shall be the longer of: (a) the amount of time left in the then current term of the Lease; or, (b) the length of the lease set forth in the Option Notice.

(ii) Tenant shall execute and deliver to Landlord within ten (10) days after receipt thereof from Landlord (but no later than the date on which the Remainder Space is delivered to Tenant, if such date is earlier) an amendment to this Lease prepared by Landlord which, effective with the commencement date applicable to the Remainder Space: (A) adds the Remainder Space to the Premises; (B) increases the rentable area of the Premises by the rentable area of the Remainder Space; and, (C) makes such other modifications of affected portions of the Lease as are consistent with the foregoing.

(iii) If Landlord does not execute a lease with a third-party within one hundred eighty (180) days following Tenant’s failure to timely exercise its Expansion Option following Tenant’s receipt of an Option Notice, then Landlord must provide Tenant with a new Option Notice prior to leasing any portion of the Remainder Space to a third party.

If Tenant fails to satisfy any of the foregoing conditions, Landlord may, at its election, by written notice either waive such condition or declare Tenant’s exercise of the Expansion Option to be null and void and of no further force or effect.

EXHIBIT “B”

COMPLEX LEGAL DESCRIPTION

PARCEL NO. 1:

LOT 2, BLACKHAWK CORPORATE CENTER, ACCORDING TO BOOK 473 OF MAPS, PAGE 28, RECORDS OF MARICOPA COUNTY, ARIZONA, RECORDED JUNE 25, 1998.

PARCEL NO. 2:

EASEMENT RIGHTS AS SET FORTH IN THAT CERTAIN AMENDED AND RESTATED RECIPROCAL EASEMENT AGREEMENT RECORDED JUNE 12, 2000, IN INSTRUMENT NO. 00-0444425, RECORDS OF MARICOPA COUNTY, ARIZONA.

PARCEL NO. 3:

A PORTION OF LAND SITUATED IN THE SOUTHEAST QUARTER OF SECTION 23, TOWNSHIP 4 NORTH, RANGE 2 EAST, OF THE GILA AND SALT RIVER BASE AND MERIDIAN, MARICOPA COUNTY, ARIZONA, AS SHOWN ON RECORD OF SURVEY RECORDED IN BOOK 828 OF MAPS, PAGE 3, RECORDS OF MARICOPA COUNTY, ARIZONA, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS;

COMMENCING AT THE SOUTHEAST CORNER OF SAID SECTION 23;

THENCE NORTH 00 DEGREES 26 MINUTES 27 SECONDS WEST, ALONG THE EAST LINE OF SAID SECTION 23, A DISTANCE OF 1327.65 FEET TO THE INTERSECTION OF THE MONUMENT OF RUNION DRIVE AND 27TH AVENUE;

THENCE SOUTH 89 DEGREES 32 MINUTES 16 SECONDS WEST, LEAVING SAID EAST LINE AND ALONG SAID MONUMENT LINE OF RUNION DAVE, A DISTANCE OF 317.83 FEET, TO A POINT (FOUND 1/2 INCH REBAR);

THENCE SOUTH 00 DEGREES 27 MINUTES 44 SECONDS EAST, LEAVING SAID MONUMENT LINE OF RUNION DRIVE, A DISTANCE OF 37.08 FEET TO A POINT ON THE SOUTHERN RIGHT-OF-WAY OF RUNION DRIVE;

THENCE SOUTH 89 DEGREES 32 MINUTES 16 SECONDS WEST, ALONG SAID RIGHT-OF-WAY, A DISTANCE OF 55.15 FEET TO THE POINT OF BEGINNING OF THE PARCEL DESCRIBED HEREIN (FOUND 1/2 INCH REBAR WITH CAP LS NO. 31020);

THENCE SOUTH 00 DEGREES 26 MINUTES 27 SECONDS EAST, LEAVING SAID RIGHT-OF-WAY, A DISTANCE OF 788.42 FEET TO A POINT (FOUND 1/2 INCH REBAR WITH CAP LS NO. 16913);

THENCE SOUTH 89 DEGREES 33 MINUTES 33 SECONDS WEST, A DISTANCE OF 904.01 FEET, TO A POINT ON THE EASTERLY FIGHT-OF-WAY OF 29TH AVENUE AND A POINT OF CURVATURE OF A NONTANGENT CURVE CONCAVE TO THE SOUTHEAST WHOSE RADIUS BEARS SOUTH 80 DEGREES 07 MINUTES 52 SECONDS EAST, A DISTANCE OF 974.92 FEET;

THENCE NORTHWESTERLY ALONG THE ARC OF SAID CURVE AND SAID RIGHT-OF-WAY, THROUGH A CENTRAL ANGLE OF 62 DEGREES 41 MINUTES 23 SECONDS, A DISTANCE OF 1066.70 FEET TO A POINT OF COMPOUND CURVATURE OF TANGENT CURVE HAVING A RADIUS OF 702.92 FEET;

B-1

EXHIBIT “D”

PHARMACY SPACE TENANT WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the Tenant Improvements in the Pharmacy Space. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Tenant Improvements, in sequence, as such issues will arise during the actual construction thereof. All references in this Tenant Work Letter to Articles or Sections of “this Lease” shall mean the relevant portions of the Lease to which this Tenant Work Letter is attached as Exhibit “D”, and all references in this Tenant Work Letter to Sections of “this Tenant Work Letter” shall mean the relevant portions of this Tenant Work Letter.

SECTION 1

IMPROVEMENTS

1.1 Improvement Allowance. Tenant shall be entitled to a tenant improvement allowance (the “Improvement Allowance”) in the amount of Forty and 00/100 Dollars ($40.00) per rentable square foot of the Pharmacy Space for the costs relating to the initial design and construction of Tenant’s improvements which are permanently affixed to the Pharmacy Space (the “Tenant Improvements”). In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Improvement Allowance. All Improvements for which the Improvement Allowance has been made available shall be deemed Landlord’s property under the terms of the Lease. Tenant shall not be entitled to any credit for any unused portion of the Improvement Allowance.

1.2 Improvement Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord’s disbursement process), only for the following items and costs (collectively, the “Improvement Allowance Items”):

1.2.1 Payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 2.1 of this Tenant Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 2.1 of this Tenant Work Letter;

1.2.2 The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

1.2.3 The cost of construction of the Improvements;

1.2.4 The cost of any changes in the Base, Shell and Core when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis) or are otherwise required by law as a result of the construction of the Tenant Improvements, such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

1.2.5 The cost of any changes to the Construction Drawings or Improvements required by applicable building code or any other governmental law or regulation (collectively, “Code”);

1.2.6 Sales and use taxes;

1.2.7 “Landlord’s Supervision Fee,” as that term is defined in Section 3.2 of this Tenant Work Letter; and

1.2.8 All other costs to be expended by Landlord in connection with the construction of the Tenant Improvements.

1.3 Disbursement of the Improvement Allowance. (a) Prior to the commencement of the Tenant Improvements, Tenant shall submit to Landlord for Landlord’s review a preliminary budget showing its anticipated costs of construction. Landlord acknowledges that said budget will be subject to change from time to time as Tenant proceeds with the construction process. In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Improvement Allowance.

(b) During the course of design and construction, Tenant may make a written request to Landlord no more often than once per calendar month for the reimbursement of seventy-five percent (75%) of such Tenant Improvement Items as were paid for by Tenant prior thereto (the “Payment Request”). The Payment Request shall, as applicable:

(i) Specify the amount of the Tenant Improvement Items incurred during completion of such component of the Tenant Improvements;

(ii) Itemize the actual cost to Tenant of all materials, labor, and other services for which the payment is requested that have been incurred prior to the date of the Payment Request;

(iii) Include a certification from Tenant in a form provided by Landlord that such component for which the payment is requested has been completed in a good and workmanlike manner and in accordance with the Lease;

(iv) Include evidence of the discharge of any liens that may have been filed against the Premises or the Complex with respect to the work done by Tenant on the Premises; and

(v) Include conditional lien waivers and releases from all contractors, subcontractors, and suppliers releasing all claims of lien in connection with such component for which the payment is requested.

(c) Landlord shall withhold ten percent (10%) of the amount to be paid by Landlord from the Tenant Improvement Allowance from each draw as a retainage (the “Retainage”). Any Retainage shall be released to Tenant upon receipt by Landlord of the following (but if an Event of Default exists at the time a disbursement would otherwise be made, the disbursement shall not be made until the Event of Default is cured):

(i) An affidavit from Tenant listing all contractors and suppliers whom Tenant has contracted with in connection with completion of the Tenant Improvements, and an affidavit from Tenant’s general contractor listing all subcontractors and suppliers whom the general contractor has contracted with in connection with completion of the Tenant Improvements;

(ii) A certificate of occupancy with respect to the Premises;

(iii) Original, valid, unconditional mechanics’ lien waivers and releases from the general and all other contractors and suppliers who performed the Tenant Improvements or furnished supplies for or in connection with the Tenant Improvements at the Premises (including all parties listed in the affidavits referenced above) covering all of the Tenant Improvements and such other evidence as Landlord may reasonably request to evidence that no liens can arise from the Tenant Improvements;

(iv) An air balance report if required by Landlord; and

(v) An updated electronic file of Tenant’s as-built drawings; and

So long as Landlord receives a Payment Request not later than the 20th day of the month, Landlord shall provide payment to Tenant within thirty (30) days after receipt of the Payment Request. In the event that Landlord receives the Payment Request later than the 20th day of the month, Landlord shall provide payment to Tenant in the next payment cycle. If Landlord fails to provide payment to Tenant as and when required pursuant to this Section, upon Tenant giving Landlord an additional notice and failure of such payment to be made to Tenant within five (5) business days thereafter, Tenant shall have the right to offset such amounts against the Rent next owing under the Lease, except and to the extent Tenant has at such time received payment of such sums from Landlord.

SECTION 2

CONSTRUCTION DRAWINGS

2.1 Selection of Architect/Construction Drawings. Tenant shall retain an architect/space planner (the “Architect”) which will be either (i) Landlord’s designated architect/space planner, or (ii) an architect/space planner approved by Landlord, which approval shall not be unreasonably withheld by Landlord, to prepare the “Construction Drawings,” as that term is defined in this Section 2.1. For the purposes of this provision, Landlord has approved Tenant’s designated architect, Ware Malcolm, to perform the space planning, design and construction drawings; however, Tenant maintains the right to designate another architect/designer at any point during process, as long as said replacement is licensed in the state of Arizona. Tenant shall retain engineering consultants licensed in the state of Arizona (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work in the Premises. The plans and drawings to be prepared by the Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications as reasonably determined by Landlord, and shall be subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.

2.2 Final Space Plan. Tenant and the Architect shall prepare the final space plan for Improvements in the Premises (collectively, the “Final Space Plan”), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and shall deliver the Final Space Plan to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall diligently review the Final Space Plan and if Landlord disapproves of any portion of the Final Space Plan, the parties shall meet, within seven (7) business days after Landlord’s disapproval, to agree upon revisions to be made to the Final Space Plan to meet the reasonable satisfaction of Landlord and Tenant. The Architect shall then, within two (2) business days after such meeting, revise the Final Space Plan to the form agreed upon in such meeting. Landlord shall then approve or reasonably disapprove the revised Final Space Plan, and in the case of disapproval, the foregoing process shall be repeated until the Final Space Plan is finally approved by Landlord.

2.3 Final Working Drawings. Tenant, the Architect and the Engineers shall complete the architectural and engineering drawings for the Premises, and the Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval. Landlord shall diligently review the Final Working Drawings and if Landlord disapproves of any portion of the Final Working Drawings, the parties shall meet, within seven (7) business days after Landlord’s disapproval, to agree upon revisions to be made to the Final Working Drawings to meet the reasonable satisfaction of Landlord and Tenant. The Architect shall then, within two (2) business days after such meeting, revise the Final Working Drawings to the form agreed upon in such meeting. Landlord shall then approve or reasonably disapprove the revised Final Working Drawings, and in the case of disapproval, the foregoing process shall be repeated until the Final Working Drawings are finally approved by Landlord.

2.4 Approved Working Drawings. Within five (5) business days after Landlord’s approval of the Final Working Drawings, Tenant shall submit the Final Working Drawings approved by Landlord (the “Approved Working Drawings”) to the appropriate governmental entities for all applicable building permits necessary to allow “Contractor,” as that term is defined in Section 3.1 of this Tenant Work Letter, to commence and fully complete the construction of the Tenant Improvements (the “Permits”), and, in connection therewith, Tenant shall coordinate with Landlord in order to allow Landlord, at Landlord’s option, to take part in all phases of the permitting process, and shall supply Landlord, as soon as possible, with all plan check numbers and dates of submittal. No changes, modifications or alterations in the Approved Working Drawings (including, without limitation, changes in the field) may be made without the prior written consent of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

2.5 Time Deadlines. Landlord and Tenant shall cooperate with (i) the Architect, the Engineers,and each other to complete all phases of the Construction Drawings and the permitting process, and (ii) the Contractor, for approval of the “Cost Proposal,” as that term is defined in Section 3.2, below. Tenant shall meet with Landlord on a periodic (but no less often that two (2) times per month) basis to discuss Tenant’s progress in connection with the same. The applicable dates for approval of items, plans and drawings and selection of a contractor as described in this Section 2 and in Section 4 below, and in this Tenant Work Letter are set forth herein (the “Time Deadlines”). Landlord and Tenant agrees to comply with the Time Deadlines.

SECTION 3

CONSTRUCTION OF THE TENANT IMPROVEMENTS

3.1 Contractor. A contractor retained by Tenant, licensed in the state of Arizona and approved in advance by Landlord (the “Contractor”) shall construct the Tenant Improvements. Tenant shall deliver a copy of the construction contract to Landlord within five (5) days following its execution. Landlord shall not unreasonably withhold, condition or delay its approval of such Contractor.

3.2 Landlord Supervision. Landlord shall have the right to a construction management fee on all Tenant Improvements (the “Construction Management Fee”) in an amount equal to two (2%) percent of the cost of the Improvement Allowance Items. The Construction Management Fee will be deducted by Landlord from the Improvement Allowance.

3.3 Tenant’s Covenants. Tenant hereby indemnifies Landlord for any loss, claims, damages or delays arising from the actions of the Architect and the Engineers on the Premises or in the Building. Tenant, immediately after the Substantial Completion of the Tenant Improvements, shall have prepared and delivered to the Building management office a copy of the “as built” plans and specifications (including all working drawings) for the Tenant Improvements.

SECTION 4

MISCELLANEOUS

4.1 Tenant’s Representative. Tenant has designated Mike Cropper of Cresa Global, Inc. as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

4.2 Landlord’s Representative. Landlord has designated Ron Lloyd as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

4.3 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. Time is of the essence in connection with this Work Letter.

4.4 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in this Lease, if an Event of Default as described in Section 21.1 of the Lease has occurred at any time on or before the substantial completion of the Tenant Improvements beyond any applicable notice or cure periods, then (i) in addition to all other rights and remedies granted to Landlord pursuant to this Lease, Landlord shall have the right to withhold payment of all or any portion of the Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Tenant, and (ii) all other obligations of Landlord under the terms of this Work Letter shall be forgiven until such time as such Event of Default is cured pursuant to the terms of this Lease.

4.5 Tenant’s Agents. All of Tenant’s agents, contractors, and subcontractors performing work in, or in connection with, the Premises (collectively as “Tenant’s Agents”), shall be subject to Landlord’s reasonable approval and, if deemed necessary by Landlord to maintain harmony among other labor at the Complex.

4.6 Insurance Requirements. All of Tenant’s Agents shall carry liability and Products and Completed Operation Coverage insurance, each in amounts not less than One Million Dollars ($1,000,000.00) per incident, One Million Dollars ($1,000,000.00) in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in Article 13 of this Lease, and the policies therefor shall insure Landlord and Tenant, as their interests may appear, as well as the Contractor, and shall name as additional insureds all mortgagees of the Complex or any other party designated by Landlord. All insurance maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the Landlord and that any other insurance maintained by Landlord is excess and noncontributing with the insurance required hereunder.

EXHIBIT “E”

RULES AND REGULATIONS

To the extent these Rules and Regulations are inconsistent with the Lease and/or any of the other exhibits to the Lease, the terms of the Lease and other exhibits shall control.

1. Sidewalks, halls, passages and stairways shall not be obstructed by Tenant or used for any purpose other than for ingress to and egress from the Premises.

2. The Common Areas including, but not limited to, halls, passages, entrances, stairways, balconies and roof are not for the use of the general public, and Landlord shall in all cases have the right to control and prevent access thereto by all persons whose presence in the judgment of Landlord shall threaten the safety, character, reputation or interests of the Complex and its tenants, provided, that nothing contained herein shall be construed to prevent such access to persons with whom Tenant normally deals in the ordinary course of its business unless such persons are engaged in illegal activities.

3. The sashes, sash doors, windows, glass lights and any lights or skylights that reflect or admit light into the halls or other places of the Building’s common areas shall not be covered or obstructed. The toilet rooms, water and wash closets and other water apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein, and the expense of any breakage, stoppage or damage, resulting from the violation of this rule shall be borne by the tenant who, or whose employee, agent or visitor, shall have caused it.

4. If Landlord, by a notice in writing to Tenant, shall object to any curtain, blind, shade or screen attached to, or hung in, or used in connection with, any window or door of the Tenant’s Premises, such use of such curtain, blind, shade or screen shall be discontinued forthwith by Tenant. No awnings shall be permitted on any part of the Premises or the Building.

5. Tenant shall not place a load upon any floor of the Building which exceeds the load per square foot which such floor was designed to carry and which is allowed by law.

6. Tenant shall not bring into or keep in or about the Building or the Complex any animals (except assistance dogs), birds or aquariums.

7. Tenant, upon the termination of the tenancy, shall deliver to Landlord all the keys of offices, rooms and toilet rooms which shall have been furnished Tenant or which Tenant shall have had made.

8. Tenant assumes full responsibility for protecting its space from theft, robbery and pilferage which includes keeping doors locked and windows and other means of entry to the Premises closed.

9. Tenant shall not make any room-to-room canvass to solicit business from other tenants in the Complex and shall not exhibit, sell or offer to sell, use, rent or exchange to retail customers in or from the Premises.

10. Tenant shall supervise all contractors, contractor’s representatives and installation technicians, rendering any service to Tenant and Tenant shall be liable for damage caused or clean-up required in connection therewith. This provision shall apply to all work performed in the Building including installations of telephones, telegraph equipment, electrical devises and attachments and installations of any nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment or any other physical portion of the Building.

11. Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to assure the most effective operating of the Building’s heating and air conditioning.

12. Tenant shall not do any cooking in the Premises or engage any coffee cart service except for incidental cooking (i.e. lunchroom microwaving, on-site coffee exclusively serving Tenant’s employees).

13. No portion of the Premises or any other part of the Building shall at any time be used or occupied as sleeping or lodging quarters.

14. Tenant shall, and shall use reasonable efforts to cause its employees, agents, and invitees to, observe and comply with all driving and parking signs and markers on the property surrounding the Building.

15. Tenant shall give prompt notice to Landlord of any accidents to or defects in the Building, including, but not limited to, plumbing, electrical, mechanical, roofing, floors, glass, walls or doors.

16. The directories of the Building shall be used exclusively for the display of the name and location of the Building tenants. Any additional names requested by Tenant to be displayed in the directories must be approved by Landlord and, if approved, will be provided at the sole expense of Tenant.

17. Tenant shall clean its loading areas and front, side and other entrances on a regular and timely basis. If, after giving Tenant notice, Tenant has failed to clean its loading areas as provided herein, Landlord reserves the right to clean such areas at Tenant’s expense.

18. Tenant shall use reasonable efforts to notify Landlord and provide copies to Landlord if Tenant uses the name of the Complex, other than as the address of Tenant’s business, or if Tenant uses pictures of the Premises in advertising or other publicity. Tenant shall not, without the prior consent of Landlord, use pictures of the Complex in advertising or other publicity.

19. Tenant shall not be permitted to do any of the following without the prior consent of the Landlord:

(a) Store on any part of the property surrounding the Building any vehicles, product, equipment or any other property, except up to ten (10) of Tenant’s fleet vehicles, trucks, and trailers in Tenant’s designated parking spaces.

(b) Install permanent or temporary signs on the Building or any part of the property surrounding the Building.

(c) Place any lettering on doors or windows located in the Building.

(d) Go upon the roof of the Building.

(e) Attach, hang or use any curtains, blinds, shades or screens, other than those installed by Landlord, on any window or door of the Building, or remove any curtains, blinds, shades or screens; provided, however, that Tenant may, without the consent of Landlord, repair or replace existing curtains, blinds, shades or screens so long as such replacements are of the same color, size, quality and specifications as those originally installed by Landlord.

20. Landlord reserves the right to make such other and reasonable rules and regulations as in its judgment may from time to time be needed for the safety, care and cleanliness of the Building and the Complex, and for the preservation of good order therein provided it does so in a uniform and non-discriminatory manner.

EXHIBIT “F”

OPERATING EXPENSE EXCLUSIONS

Notwithstanding anything in this Lease to the contrary, Landlord hereby agrees that the term “Operating Expenses” shall not include, and Tenant shall not be obligated to pay, directly or indirectly, the following costs, expenses or items:

1. Exclusive of the Management Fee defined in Article 8 of the Lease, all costs associated with the operation of the business of the entity which constitutes “Landlord” or “Landlord’s managing agent” (as distinguished from the costs of the operations of the Complex) including, but not limited to, Landlord’s or Landlord’s managing agent’s general corporate overhead and general administrative expenses, legal, risk management, and corporate and/or partnership accounting and legal costs, mortgages, debt costs or other financing charges, asset management fees, administrative fees, any costs that would normally be considered included in a management fee (e.g., property accounting charges, local area network (“LAN”) and wide area network (“WAN”) charges, travel expenses for company meetings or training, etc.), placement/recruiting fees/costs for employees whether they are assigned to the Complex or not, employee training programs, real estate licenses and other industry certifications, health/sports club dues, employee parking and transportation charges, tickets to special events, costs of any business licenses regardless if such costs are considered a form of Taxes, costs of defending any lawsuits, costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interests in the Complex, bad debt loss, rent loss or any reserves thereof, and costs incurred in connection with any disputes between Landlord and/or Landlord’s management agent and their employees, tenants or occupants, and providers of goods and services to the Complex;

2. Any cost relating to the marketing, solicitation, negotiation and execution of leases of space associated with the Complex, including without limitation, promotional and advertising expenses, commissions, finder’s fees, and referral fees, accounting, legal and other professional fees and expenses relating to the negotiation and preparation of any lease, license, sublease or other such document, costs of design, plans, permits, licenses, inspection, utilities, construction and clean-up of tenant improvements to the Premises or the premises of other tenants or other occupants, the amount of any allowances or credits paid to or granted to tenants or other occupants of any such design or construction, and all other costs of alterations of space in the Building/Project leased to or occupied by other tenants or occupants of the Complex;

3. Wages, salaries, fees, fringe benefits, and any other form of compensation paid to any executive employee of Landlord and/or Landlord’s managing agent above the grade of building manager as such term is commonly understood in the property management industry, provided, however, all wages, salaries and other compensation otherwise allowed to be included in Operating Expenses shall also exclude any portion of such costs related to any employee’s time devoted to other efforts unrelated to the maintenance and operation of the Complex;

4. Any amount paid by Landlord or Landlord’s managing agent to a subsidiary or affiliate of Landlord or Landlord’s managing agent, or to any party as a result of a non-competitive selection process, for management or other services to the Complex, or for supplies or other materials, to the extent the cost of such services, supplies, or materials exceed the cost that would have been paid had the services, supplies or materials been provided by parties unaffiliated with the Landlord or Landlord’s managing agent on a competitive basis and are consistent with those incurred by similarly situated buildings in the Black Canyon corridor area of Phoenix, Arizona;

5. Unless done at the specific request of Tenant, costs incurred in the installing, operating and maintaining any specialty improvement not normally installed, operated and maintained in similar buildings in the Black Canyon corridor area of Phoenix, Arizona;

6. Any rental payments and related costs pursuant to any ground lease of land underlying all or any portion of the Complex, and any costs related to any reciprocal easement agreement, and/or covenant, condition and restriction agreement;

7. Any office rental and any parking charges, either actual or not, for the Landlord’s and/or Landlord’s managing agent’s management, engineering, maintenance, security, parking or other vendor personnel;

8. Any costs incurred in connection with the original design, construction, landscaping and clean-up of the Complex or any major changes to same, including but not limited to, additions or deletions of floors, renovations of the Common Areas (unless such renovations are agreed to by Tenant), correction of defects in design and/or construction of the Building replacement of major components which have reached the end of their useful life except, as set forth in Section 9 below, the replacement actually results in reducing Operating Expenses;

9. All costs of a capital nature, including, but not limited to, capital improvements, capital repairs, capital equipment, and capital tools, all as determined in accordance with generally accepted accounting principles, consistently applied, and sound management practices, except (i) any capital improvement made to the Building which actually reduces Operating Expenses, amortized on a straight-line basis, including interest at the lesser of the interest rate actually paid by Landlord or seven percent (7.0%) per annum, over the improvement’s useful life in accordance with generally accepted accounting principles, provided, however, the annual amortization shall not exceed the annual amount of Operating Expenses actually saved as a result of such capital improvement, or (ii) capital expenditures required by government regulation or law enacted after the Commencement Date, the amount of such costs to be amortized on a straight-line basis, with interest at the lesser of the interest rate actually paid by Landlord or seven percent (7.0%) per annum, over the asset’s useful life in accordance with generally accepted accounting principles, or (iii) any cost incurred which is not considered annual recurring routine maintenance but maintains the general appearance of the Complex (i.e., painting of the Common Areas or exterior of the Building, replacement of lighting in the Common Areas, maintenance of the parking lot, pavement, sidewalks and/or any stone/tile), all such costs to be amortized on a straight-line basis over the useful life, with interest at the lesser of the interest rate actually paid by Landlord or seven 7.0% per annum. In no event shall the costs of replacing or retrofitting the heating, ventilation and air conditioning (“HVAC”) system, as warranted by Landlord in Section 4.3 of the Lease, be included in Operating Expenses;

10. Any cost or expense related to monitoring, testing, removal, cleaning, abatement or remediation of any “Hazardous Material”, including toxic mold, in or about the Premises or Complex, and including, without limitation, Hazardous Materials in the ground water or soil, except if present as a result of Tenant’s failure to abide by outs obligations under Section 20 of the Lease;

11. Any cost incurred in connection with modifying, removing, upgrading, replacing, repairing or maintaining the Complex’s telecommunication systems;

12. Any cost of any service or items sold or provided to tenants or other occupants for which Landlord or Landlord’s managing agent has been or is entitled to be reimbursed by such tenants or other occupants for such service or has been or is entitled to be reimbursed by insurance or otherwise compensated by parties other than tenants of the Complex to include replacement of any item covered by a warranty;

13. Operating Expenses in connection with services or other benefits which are provided to another tenant or occupant of the Complex and which do not benefit Tenant, including (to the extent it may be applicable) the repair and maintenance of the Common Areas;

14. Any increase of Taxes and assessments due to any change in ownership including, but not limited to, the sale or any other form of full or partial transfer of title of the Complex or any part thereof, or due to the transfer of title of any leases in the Complex, or due to any renovation or new construction in the Complex or related facilities;

15. Landlord’s personal and corporate income taxes, inheritance and estate taxes, other business taxes and assessments, franchise, gift and transfer taxes, and all other Taxes relating to a period payable or assessed outside the term of the Lease, but specifically excluding sales and transaction privilege taxes;

16. Special assessments or special taxes initiated as a means of financing improvements to the Complex and the surrounding areas thereof;

17. All advertising and promotional costs including any form of entertainment expenses, dining expenses, any costs relating to tenant or vendor relation programs including flowers, gifts, luncheons, parties, and other social events associated with the Complex but excluding any cost associated with life safety information services;

18. Any fines, costs, late charges, liquidated damages, interest, penalties, tax penalties or related interest charges, imposed on Landlord or Landlord’s managing agent;

19. Any costs, fees, dues, contributions or similar expenses for political, charitable, industry association or similar organizations, as well as the cost of any newspaper, magazine, trade or other subscriptions;

20. Costs, other than those incurred in ordinary maintenance and repair, for sculptures, paintings, fountains or other objects of art or the display of such items;

21. Any increase in the cost of Landlord’s insurance caused by a specific use of another tenant or by Landlord;

22. Any reserves of any kind;

23. The costs incurred as a result of the gross negligence of Landlord or any material default by Landlord under the terms of this Lease;

24. Any cost incurred in or properly attributable to a year prior to the year in which the Commencement Date occurs, including, but not limited to, amortization of capital expenditures, Real Estate Taxes incurred for prior years but billed and paid after the Commencement Date;

25. If the Building does not have such certifications as of the Commencement Date, any expenses incurred by the Landlord in connection with its plans or efforts to obtain or renew any form of certification for energy efficiency or environmental responsibility from organizations or governmental agencies such as the United States Green Building Council’s Leadership in Energy and Environmental Design (LEED) certification, Energy Star, Green Globes, etc., including, without limitation, consulting fees, legal fees, architectural, design and/or engineering fees and submission fees;

26. Costs, fines, penalties and interest due to a violation of law by Landlord relating to the Complex; and

27. Collection costs and attorneys’ fees incurred in connection with negotiations or disputes with other tenants of the Complex.

EXHIBIT “G”

COMMENCEMENT DATE MEMORANDUM

To:

Re: Lease dated                     , 201     , between NORTHGATE OFFICE, LLC, a Delaware Limited Liability Company (“Landlord”), and DIRECT VET MARKETING, INC., a Delaware corporation (“Tenant”) concerning Suite                     of the Building located at 20401 N. 29th Ave., Phoenix, Arizona 85027.

Ladies/Gentlemen:

In accordance with the Lease referenced above, we wish to advise you and/or confirm as follows:

1. That the Commencement Date of the Lease is                     and the Expiration Date is                     , unless the Lease is sooner terminated as provided therein.

2. That in accordance with the Lease, the Monthly Installments of Base Rent commenced/will commence to accrue on                     .

3. If the Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter shall be for the full amount of the monthly installment as provided for in the Lease.

4. Rent is due and payable in advance on the first day of each and every month during the Lease Term. Your rent checks should be made payable to                     and delivered to                    .

5. The exact number of rentable square feet within the Premises is                     square feet.

6. Tenant’s Pro Rata Share, as adjusted based upon the exact number of rentable square feet within the Premises, is                %.

Executed at                    on the     day of                     , 201 .

“Landlord”

Northgate Office, LLC,

a Delaware limited liability company

By: Blackhawk Northgate JV, LLC,

a Delaware limited liability company

Its: Sole Member

By: VWP Blackhawk Manager, LLC,

a Delaware limited liability company

Its: Operating Member

By: ViaWest Properties, LLC,

        an Arizona limited liability company

Its: Manager

By:
Name:
Its: Manager

G-1

By:
Print Name:
Title:

“Tenant”

DIRECT VET MARKETING, INC. a Delaware corporation

By:
Print Name:
Title:

G-2

EXHIBIT “H”

LETTER OF CREDIT

1. Tenant shall deliver to Landlord, as additional protection for Landlord to assure the full and faithful performance by Tenant of all of its obligations under the Lease and for all losses and damages Landlord may suffer as a result of any default by Tenant under the Lease, an irrevocable and unconditional negotiable letter of credit (the “Letter of Credit”) containing the terms required herein, payable in Maricopa County, Arizona, running in favor of Landlord issued by a solvent nationally recognized bank with a long term rating of A2 from Moody’s Investors Service or A from Standard & Poor’s, or higher, and under the supervision of the Superintendent of Banks of the State of Arizona, or a national banking association, in the amount of set forth in the Basic Lease Information (“LC Amount”). The Letter of Credit shall be (i) “callable” at sight, irrevocable and unconditional, (ii) subject to the terms of this Exhibit H, maintained in effect, whether through renewal or extension, for the entire period from the date of its issuance and continuing until the date (the “LC Expiration Date”) which is one hundred twenty (120) days after the expiration of the initial Lease Term, and Tenant shall deliver a new Letter of Credit or certificate of renewal or extension to Landlord at least thirty (30) days prior to the expiration of the Letter of Credit then held by Landlord, without any action whatsoever on the part of Landlord, (iii) subject to the International Standby Practices 1998, International Chamber of Commerce Publication No. 590, (iv) fully assignable by Landlord, and (v) permit partial draws. In addition to the foregoing, the form and terms of the Letter of Credit (and the bank issuing the same (the “Bank”) shall be acceptable to Landlord, in Landlord’s reasonable discretion, and shall provide, among other things, in effect that: (A) Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the Letter of Credit upon the presentation to the Bank of Landlord’s (or Landlord’s then managing agent’s) written statements that (1) such amount is due to Landlord under the terms and conditions of the Lease, (2) Tenant has filed a voluntary petition under the Federal Bankruptcy Code or (3) an involuntary petition has been filed against Tenant under the Federal Bankruptcy Code, it being understood that if Landlord or its managing agent is a limited liability company, corporation, partnership or other entity, then such statement shall be signed by an officer (if a corporation), a general partner (if a partnership), or any authorized party (if another entity); and (B) the Letter of Credit will be honored by the Bank without inquiry as to the accuracy thereof and regardless of whether the Tenant disputes the content of such statement.

2. The Letter of Credit shall also provide that Landlord may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer all or any portion of its interest in and to the Letter of Credit to another party, person or entity, regardless of whether or not such transfer is separate from or as a part of the assignment by Landlord of its rights and interests in and to the Lease. In the event of a transfer of Landlord’s interest in the Building, Landlord shall transfer the Letter of Credit, in whole or in part to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole or any portion of said Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at no cost to Landlord, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer and Tenant shall be responsible for paying the Bank’s transfer and processing fees in connection therewith.

3. If, as result of any application or use by Landlord of all or any part of the Letter of Credit, the amount of the Letter of Credit shall be less than the LC Amount, Tenant shall, within fifteen (15) days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency and any such additional letter of credit shall comply with all of the provisions of this Exhibit H, and if Tenant fails to comply with the foregoing, the same shall constitute an uncurable default by Tenant. Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof, and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than the LC Expiration Date, Landlord will accept a renewal or replacement thereof (such renewal or replacement letter of credit to be in effect and delivered to Landlord, as applicable, not later than thirty (30) days prior to the expiration of the Letter of Credit), which shall be irrevocable and automatically renewable as above provided through the LC Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord in its reasonable discretion. However, if the Letter of Credit is not timely renewed or replaced, or if Tenant fails to maintain the Letter of Credit in the amount and in accordance with the terms set forth in this Exhibit H, Landlord shall have the right to present the Letter of Credit to the Bank in accordance with the terms of this Exhibit H and the proceeds of the Letter of Credit may be applied by Landlord against any Rent payable by Tenant under the Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any default by Tenant under the Lease. Any unused proceeds shall constitute the property of Landlord and need not be segregated from Landlord’s other assets. Landlord agrees to pay to Tenant within thirty (30) days after the LC Expiration Date the amount of any proceeds of the Letter of Credit received by Landlord and not applied against any Rent payable by Tenant under the Lease that was not paid when due or used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any default by Tenant under the Lease; provided, however, that if prior to the LC Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Federal Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused Letter of Credit proceeds until either all preference issues relating to payments under the Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.

4. Tenant hereby acknowledges and agrees that Landlord is entering into the Lease in material reliance upon the ability of Landlord to draw upon the Letter of Credit upon the occurrence of any default on the part of Tenant under the Lease. If there shall occur a default under the Lease, Landlord may, but without obligation to do so, draw upon the Letter of Credit in part or in whole, to cure any default of Tenant and/or to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant’s default. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the Letter of Credit, either prior to or following a “draw” by Landlord of any portion of the Letter of Credit, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw from the Letter of Credit. No condition or term of the Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. Tenant agrees and acknowledges that Tenant has no property interest whatsoever in the Letter of Credit or the proceeds thereof and that, in the event Tenant becomes a debtor under any chapter of the Federal Bankruptcy Code, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the Federal Bankruptcy Code.

5. Landlord and Tenant acknowledge and agree that in no event or circumstance shall either Letter of Credit or any renewals or replacements thereof or any proceeds thereof be (i) deemed to be or treated as a “security deposit” within the meaning of Arizona law, or (ii) intended to serve as a “security deposit” within the meaning of Arizona law. The parties hereto (A) recite that neither Letter of Credit is intended to serve as a security deposit and any and all laws, rules and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”) shall have no applicability or relevancy thereto, and (B) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.

EXHIBIT “I”

503B SPACE TENANT WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the Tenant Improvements in the 503B Space. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Tenant Improvements, in sequence, as such issues will arise during the actual construction thereof. All references in this Tenant Work Letter to Articles or Sections of “this Lease” shall mean the relevant portions of the Lease to which this Tenant Work Letter is attached as Exhibit “I”, and all references in this Tenant Work Letter to Sections of “this Tenant Work Letter” shall mean the relevant portions of this Tenant Work Letter.

SECTION 1

IMPROVEMENTS

1.1 Improvement Allowance. Tenant shall be entitled to a tenant improvement allowance (the “Improvement Allowance”) in the amount of Forty and 00/100 Dollars ($40.00) per rentable square foot of the 503B Space for the costs relating to the initial design and construction of Tenant’s improvements which are permanently affixed to the 503B Space (the “Tenant Improvements”). In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Improvement Allowance. All Improvements for which the Improvement Allowance has been made available shall be deemed Landlord’s property under the terms of the Lease. Tenant shall not be entitled to any credit for any unused portion of the Improvement Allowance.

1.2 Improvement Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord’s disbursement process), only for the following items and costs (collectively, the “Improvement Allowance Items”):

1.2.1 Payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 2.1 of this Tenant Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 2.1 of this Tenant Work Letter;

1.2.2 The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

1.2.3 The cost of construction of the Improvements;

1.2.4 The cost of any changes in the Base, Shell and Core when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis) or are otherwise required by law as a result of the construction of the Tenant Improvements, such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

1.2.5 The cost of any changes to the Construction Drawings or Improvements required by applicable building code or any other governmental law or regulation (collectively, “Code”);

1.2.6 Sales and use taxes;

1.2.7 “Landlord’s Supervision Fee,” as that term is defined in Section 3.2 of this Tenant Work Letter; and

1.2.8 All other costs to be expended by Landlord in connection with the construction of the Tenant Improvements.

1.3 Disbursement of the Improvement Allowance. (a) Prior to the commencement of the Tenant Improvements, Tenant shall submit to Landlord for Landlord’s review a preliminary budget showing its anticipated costs of construction. Landlord acknowledges that said budget will be subject to change from time to time as Tenant proceeds with the construction process.

(b) During the course of design and construction, Tenant may make a written request to Landlord no more often than once per calendar month for the reimbursement of seventy-five percent (75%) of such Tenant Improvement Items as were paid for by Tenant prior thereto (the “Payment Request”). Notwithstanding the foregoing, Landlord has no obligation to act on any Payment Request received prior to the passing of the date by which Tenant has the right to exercise the right of termination granted to it in Section 6 of Exhibit “A” unless Tenant first posts the Letter of Credit described in Exhibit “A”, Section 4, of the Lease or Tenant advises Landlord, in writing, of its waiver of the right to terminate the portion of this Lease applicable to the 503B Space, as said right of termination is set forth in said Section 6 of Exhibit “A”. In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Improvement Allowance. The Payment Request shall, as applicable:

(i) Specify the amount of the Tenant Improvement Items incurred during completion of such component of the Tenant Improvements;

(ii) Itemize the actual cost to Tenant of all materials, labor, and other services for which the payment is requested that have been incurred prior to the date of the Payment Request;

(iii) Include a certification from Tenant in a form provided by Landlord that such component for which the payment is requested has been completed in a good and workmanlike manner and in accordance with the Lease;

(iv) Include evidence of the discharge of any liens that may have been filed against the Premises or the Complex with respect to the work done by Tenant on the Premises; and

(v) Include conditional lien waivers and releases from all contractors, subcontractors, and suppliers releasing all claims of lien in connection with such component for which the payment is requested.

(c) Landlord shall withhold ten percent (10%) of the amount to be paid by Landlord from the Tenant Improvement Allowance from each draw as a retainage (the “Retainage”). Any Retainage shall be released to Tenant upon receipt by Landlord of the following (but if an Event of Default exists at the time a disbursement would otherwise be made, the disbursement shall not be made until the Event of Default is cured):

(i) An affidavit from Tenant listing all contractors and suppliers whom Tenant has contracted with in connection with completion of the Tenant Improvements, and an affidavit from Tenant’s general contractor listing all subcontractors and suppliers whom the general contractor has contracted with in connection with completion of the Tenant Improvements;

(ii) A certificate of occupancy with respect to the Premises;

(iii) Original, valid, unconditional mechanics’ lien waivers and releases from the general and all other contractors and suppliers who performed the Tenant Improvements or furnished supplies for or in connection with the Tenant Improvements at the Premises (including all parties listed in the affidavits referenced above) covering all of the Tenant Improvements and such other evidence as Landlord may reasonably request to evidence that no liens can arise from the Tenant Improvements;

(iv) An air balance report if required by Landlord; and

(v) An updated electronic file of Tenant’s as-built drawings; and

So long as Landlord receives a Payment Request not later than the 20th day of the month, Landlord shall provide payment to Tenant within thirty (30) days after receipt of the Payment Request. In the event that Landlord receives the Payment Request later than the 20th day of the month, Landlord shall provide payment to Tenant in the next payment cycle. If Landlord fails to provide payment to Tenant as and when required pursuant to this Section, upon Tenant giving Landlord an additional notice and failure of such payment to be made to Tenant within five (5) business days thereafter, Tenant shall have the right to offset such amounts against the Rent next owing under the Lease, except and to the extent Tenant has at such time received payment of such sums from Landlord.

SECTION 2

CONSTRUCTION DRAWINGS

2.1 Selection of Architect/Construction Drawings. Tenant shall retain an architect/space planner (the “Architect”) which will be either (i) Landlord’s designated architect/space planner, or (ii) an architect/space planner approved by Landlord, which approval shall not be unreasonably withheld by Landlord, to prepare the “Construction Drawings,” as that term is defined in this Section 2.1. For the purposes of this provision, Landlord has approved Tenant’s designated architect, Ware Malcolm, to perform the space planning, design and construction drawings; however, Tenant maintains the right to designate another architect/designer at any point during process, as long as said replacement is licensed in the state of Arizona. Tenant shall retain engineering consultants licensed in the state of Arizona (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work in the Premises. The plans and drawings to be prepared by the Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications as reasonably determined by Landlord, and shall be subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.

2.2 Final Space Plan. Tenant and the Architect shall prepare the final space plan for Improvements in the Premises (collectively, the “Final Space Plan”), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and shall deliver the Final Space Plan to Landlord for Landlord’s approval. Landlord shall diligently review the Final Space Plan and if Landlord disapproves of any portion of the Final Space Plan, the parties shall meet, within five (5) business days after Landlord’s disapproval, to agree upon revisions to be made to the Final Space Plan to meet the reasonable satisfaction of Landlord and Tenant. The Architect shall then, within two (2) business days after such meeting, revise the Final Space Plan to the form agreed upon in such meeting. Landlord shall then approve or reasonably disapprove the revised Final Space Plan, and in the case of disapproval, the foregoing process shall be repeated until the Final Space Plan is finally approved by Landlord.

2.3 Final Working Drawings. Tenant, the Architect and the Engineers shall complete the architectural and engineering drawings for the Premises, and the Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval. Landlord shall diligently review the Final Working Drawings and if Landlord disapproves of any portion of the Final Working Drawings, the parties shall meet, within five (5) business days after Landlord’s disapproval, to agree upon revisions to be made to the Final Working Drawings to meet the reasonable satisfaction of Landlord and Tenant. The Architect shall then, within two (2) business days after such meeting, revise the Final Working Drawings to the form agreed upon in such meeting. Landlord shall then approve or reasonably disapprove the revised Final Working Drawings, and in the case of disapproval, the foregoing process shall be repeated until the Final Working Drawings are finally approved by Landlord.

2.4 Approved Working Drawings. Within five (5) business days after Landlord’s approval of the Final Working Drawings, Tenant shall submit the Final Working Drawings approved by Landlord (the “Approved Working Drawings”) to the/appropriate governmental entities for all applicable building permits necessary to allow “Contractor,” as that term is defined in Section 3.1 of this Tenant Work Letter, to commence and fully complete the construction of the Tenant Improvements (the “Permits”), and, in connection therewith, Tenant shall coordinate with Landlord in order to allow Landlord, at Landlord’s option, to take part in all phases of the permitting process, and shall supply Landlord, as soon as possible, with all plan check numbers and dates of submittal. No changes, modifications or alterations in the Approved Working Drawings (including, without limitation, changes in the field) may be made without the prior written consent of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

2.5 Time Deadlines. Landlord and Tenant shall cooperate with (i) the Architect, the Engineers, and each other to complete all phases of the Construction Drawings and the permitting process, and (ii) the Contractor, for approval of the “Cost Proposal,” as that term is defined in Section 3.2, below. Tenant shall meet with Landlord on a periodic (but no less often that two (2) times per month) basis to discuss Tenant’s progress in connection with the same. The applicable dates for approval of items, plans and drawings and selection of a contractor as described in this Section 2 and in Section 4 below, and in this Tenant Work Letter are set forth herein (the “Time Deadlines”). Landlord and Tenant agrees to comply with the Time Deadlines.

SECTION 3

CONSTRUCTION OF THE TENANT IMPROVEMENTS

3.1 Contractor. A contractor retained by Tenant, licensed in the state of Arizona and approved in advance by Landlord (the “Contractor”) shall construct the Tenant Improvements. Tenant shall deliver a copy of the construction contract to Landlord within five (5) days following its execution.

3.2 Landlord Supervision. Landlord shall have the right to a construction management fee on all Tenant Improvements (the “Construction Management Fee”) in an amount equal to two (2%) percent of the cost of the Improvement Allowance Items. The Construction Management Fee will be deducted by Landlord from the Improvement Allowance.

3.3 Tenant’s Covenants. Tenant hereby indemnifies Landlord for any loss, claims, damages or delays arising from the actions of the Architect and the Engineers on the Premises or in the Building. Tenant, immediately after the Substantial Completion of the Tenant Improvements, shall have prepared and delivered to the Building management office a copy of the “as built” plans and specifications (including all working drawings) for the Tenant Improvements.

SECTION 4

MISCELLANEOUS

4.1 Tenant’s Representative. Tenant has designated Mike Cropper of Cresa Global, Inc. as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

4.2 Landlord’s Representative. Landlord has designated Ron Lloyd as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

4.3 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. Time is of the essence in connection with this Work Letter.

4.4 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in this Lease, if an Event of Default as described in Section 21.1 of the Lease has occurred at any time on or before the substantial completion of the Tenant Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to this Lease, Landlord shall have the right to withhold payment of all or any portion of the Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Tenant, and (ii) all other obligations of Landlord under the terms of this Work Letter shall be forgiven until such time as such Event of Default is cured pursuant to the terms of this Lease.

4.5 Tenant’s Agents. All of Tenant’s agents, contractors, and subcontractors performing work in, or in connection with, the Premises (collectively as “Tenant’s Agents”), shall be subject to Landlord’s reasonable approval (such approval shall not be unreasonably withheld, conditioned or delayed) and, if deemed necessary by Landlord to maintain harmony among other labor at the Complex.

4.6 Insurance Requirements. All of Tenant’s Agents shall carry liability and Products and Completed Operation Coverage insurance, each in amounts not less than One Million Dollars ($1,000,000.00) per incident, One Million Dollars ($1,000,000.00) in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in Article 13 of this Lease, and the policies therefor shall insure Landlord and Tenant, as their interests may appear, as well as the Contractor, and shall name as additional insureds all mortgagees of the Complex or any other party designated by Landlord. All insurance maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the Landlord and that any other insurance maintained by Landlord is excess and noncontributing with the insurance required hereunder.